Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
SIX MONTHS ENDED JUNE 30, 2026

XOMA Royalty Corporation

XOMA ROYALTY CORPORATION

XOMA ROYALTY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in thousands, except share and per share amounts)

As of
June 30, 2026
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$99,291
Short-term restricted cash	7,637
Investment in equity securities	842
Trade and other receivables, net	3,566
Short-term royalty and commercial payment receivables under the EIR method	25,841
Prepaid expenses and other current assets	281
Total current assets	137,458

Long-term restricted cash	43,634
Property and equipment, net	16
Operating lease right-of-use assets	222
Long-term royalty and commercial payment receivables under the EIR method	4,152
Long-term royalty and commercial payment receivables under the cost recovery method	36,156
Exarafenib milestone asset (Note 6)	2,500
Investment in warrants	617
Intangible assets, net	19,421
Other assets - long term	172
Total assets	$244,348

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,008
Accrued and other current liabilities	5,302
Operating lease liabilities	2,360
Unearned revenue recognized under units-of-revenue method	1,142
Preferred stock dividend accrual	1,452
Current portion of long-term debt	14,068
Contingent value rights liabilities - current portion	6,670
Total current liabilities	33,002
Unearned revenue recognized under units-of-revenue method – long-term	2,664
Exarafenib milestone contingent consideration (Note 6)	2,500
Long-term operating lease liabilities	18,878
Long-term debt	89,015
Contingent value rights liabilities – long-term	10,915
Deferred tax liability	103
Total liabilities	157,077

Commitments and Contingencies (Note 11)

Stockholders’ equity:
8.625% Series A cumulative, perpetual preferred stock, $0.05 par value, 984,000 shares authorized, issued and outstanding as of June 30, 2026	49
8.375% Series B cumulative, perpetual preferred stock, $0.05 par value, 3,600 shares authorized, 1,760.5 issued and outstanding as of June 30, 2026	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 17,731,620 shares issued and outstanding as of June 30, 2026	133
Additional paid-in capital	1,349,986
Accumulated other comprehensive income	—
Accumulated deficit	(1,262,897)
Total stockholders’ equity	87,271
Total liabilities, convertible preferred stock and stockholders’ equity	$244,348
The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA ROYALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

Six Months Ended
June 30, 2026
Income and revenues:
Income from purchased receivables under the EIR method	$17,712
Income from purchased receivables under the cost recovery method	10,729
Revenue from contracts with customers	225
Revenue recognized under units-of-revenue method	655
Total income and revenues	29,321

Operating expenses:
Research and development	(25)
General and administrative	29,630
Impairment charges	23,552
Credit losses on purchased receivables	19,728
Amortization of intangible assets	1,784
Total operating expenses	74,669

Loss from operations	(45,348)

Other income (expense), net:
Gain on acquisition	3,545
Interest expense	(6,224)
Other income, net	6,845
Net loss before tax	(41,182)
Income tax expense	(1)
Net loss	$(41,183)

The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA ROYALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
(unaudited)
(in thousands)

Six Months Ended
June 30, 2026
Net loss	$(41,183)
Net unrealized gain on available-for-sale debt securities	—
Comprehensive loss	$(41,183)

The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA ROYALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(unaudited)
(in thousands)

	Convertible		Series A		Series B				Additional	Accumulated		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Other Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Equity
Balance, December 31, 2025	5	$20,019	984	$49	2	$—	11,859	$89	$1,305,200	$53	$(1,221,450)	$83,941
Exercise of stock options	—	—	—	—	—	—	777	6	14,979	—	—	14,985
Stock-based compensation expense - equity-classified	—	—	—	—	—	—	—	—	9,476	—	—	9,476
Issuance of common stock related to 401(k) contribution and ESPP	—	—	—	—	—	—	9	—	217	—	—	217
Issuance of common stock related to PSUs	—	—	—	—	—	—	89	—	(472)	—	—	(472)
Repurchase of common stock	—	—	—	—	—	—	(11)	—	—	—	(264)	(264)
Reclassification of liability classified awards to equity classified awards	—	—	—	—	—	—	—	—	3,509	—	—	3,509
Preferred stock dividends	—	—	—	—	—	—	—	—	(2,904)	—	—	(2,904)
Conversion of Convertible Preferred Stock to common stock	(5)	(20,019)	—	—	—	—	5,003	38	19,981	—	—	20,019
Exercise of warrants	—	—	—	—	—	—	6	—	—	—	—	—
Net unrealized gain reclassified to realized gain on available-for-sale debt securities	—	—	—	—	—	—	—	—	—	(53)	—	(53)
Net loss	—	—	—	—	—	—	—	—	—	—	(41,183)	(41,183)
Balance, June 30, 2026	—	$—	984	$49	2	$—	17,732	$133	$1,349,986	$—	$(1,262,897)	$87,271

The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA ROYALTY CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)

Six Months Ended
June 30, 2026
Cash flows from operating activities:
Net loss	$(41,183)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Adjustment for income from EIR method purchased receivables	(3,216)
Stock-based compensation expense	9,788
Credit losses on purchased receivables	19,728
Impairment charges	23,552
Gains on acquisitions	(3,545)
Gain on lease termination	(27)
Income tax expense	1
Common stock contribution to 401(k)	124
Amortization of intangible assets	1,784
Depreciation	5
Accretion of long-term debt discount and debt issuance costs	577
Non-cash lease expense	34
Change in fair value of equity securities	(460)
Change in fair value of available-for-sale debt securities classified as cash equivalents	(53)
Change in fair value of derivatives	80
CVR liability working capital adjustment	131
Changes in assets and liabilities:
Trade and other receivables, net	863
Prepaid expenses and other assets	947
Accounts payable and accrued liabilities	(2,536)
Operating lease liabilities	(1,312)
Unearned revenue recognized under units-of-revenue method	(655)
Net cash provided by operating activities	4,627

Cash flows from investing activities:
Net cash, cash equivalents, and restricted cash acquired in Generation Bio acquisition	8,458
Payment of contingent consideration related to LAVA CVR	(2,141)
Receipts under RPAs, AAAs, and CPPAs	440
Net cash provided by (used in) investing activities	6,757
Cash flows from financing activities:
Principal payments – debt	(6,391)
Debt issuance costs and loan fees paid in connection with long-term debt	(80)
Payment of preferred stock dividends	(2,876)
Repurchases of common stock	(264)
Proceeds from exercise of options and other share-based compensation	22,884
Taxes paid related to net share settlement of equity awards	(7,805)
Net cash provided by financing activities	5,468

Net increase (decrease) in cash, cash equivalents, and restricted cash	16,852
Cash, cash equivalents, and restricted cash as of the beginning of the period	133,710
Cash, cash equivalents, and restricted cash as of the end of the period	$150,562
Supplemental cash flow information:

Cash paid for interest	$5,555
Cash paid for taxes	$299

Non-cash investing and financing activities:

Accrual of contingent value rights liability in the Generation Bio acquisition	$4,583
Transaction costs in connection with Generation Bio acquisition included in accounts payable and accrued expenses	$35
Adjustment to the contingent value rights liability soon after the acquisitions	$229
Reclassification of liability awards to equity classified	$3,509
Preferred stock dividend accrual	$1,452
Conversion of Series X preferred stock to common stock	$38

The accompanying notes are an integral part of these condensed consolidated financial statements.

XOMA ROYALTY CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1. Description of Business
XOMA Royalty Corporation (“Company” or “XOMA”), a Nevada corporation, is a royalty aggregator with a sizable portfolio of economic rights to future potential milestone and royalty payments associated with commercial and pre-commercial therapeutic candidates. The Company’s portfolio was built through the acquisition of rights to future milestone payments, royalties, and commercial payments, since its royalty aggregator business model was implemented in 2017. These acquisitions build upon out-licensing agreements for proprietary products and platforms held within the Company’s portfolio. The Company’s drug royalty aggregator business is primarily focused on acquisition of early to mid-stage clinical assets in Phase 1 and 2 development, which the Company believes have significant commercial sales potential and that are licensed to well-funded partners with established expertise in developing and commercializing drugs. The Company also acquires milestone and royalty revenue streams on late-stage or commercial assets that are designed to address unmet markets or have a therapeutic advantage over other treatment options, and have long duration of market exclusivity. The Company expects most of its future income and revenue to be based on payments the Company may receive for milestones and royalties associated with these assets as well as the periodic recognition of income under the Effective Interest Rate (“EIR”) method.
Liquidity and Financial Condition
The Company has incurred significant operating losses and negative cash flows from operations since its inception. As of June 30, 2026, the Company had cash, cash equivalents, and restricted cash of $150.6 million.
Based on the Company’s current cash balance and its planned spending, such as on royalties and other acquisitions, the Company has evaluated and concluded its financial condition is sufficient to fund its planned operations, commitments, and contractual obligations for a period of at least one year following the date that these unaudited condensed consolidated financial statements are issued.
2. Basis of Presentation and Significant Accounting Policies
Basis of Presentation
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions among consolidated entities were eliminated upon consolidation. The unaudited condensed consolidated financial statements were prepared in accordance with U.S. GAAP for financial information. As permitted under those rules, certain footnotes or other financial information can be condensed or omitted. These unaudited condensed consolidated financial statements and related disclosures have been prepared with the assumption that users of the interim financial information have read or have access to the audited consolidated financial statements for the preceding fiscal year. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 18, 2026.
The interim results of operations are not necessarily indicative of the results that may be expected for the full year, or for any other future annual or interim period.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income, revenue and expenses, and related disclosures. Management routinely evaluates its estimates including, but not limited to, those related to projected cash flows associated with income from purchased receivables under the EIR method, income from purchased receivables under the cost recovery method, revenue from contracts with customers, revenue recognized under the units-of-revenue method, royalty and commercial payment receivables, fair value and useful life of intangible assets acquired in asset acquisitions, contingent consideration for asset acquisitions, the Exarafenib milestone asset and contingent consideration, contingent consideration for purchased receivables, fair value and amortization of the Blue Owl Loan, accrued expenses, stock-based compensation, share-based liability, and warrants to purchase shares of third party stock. The Company bases its estimates on historical experience and on various other market-specific and other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.
Actual results may differ significantly from these estimates, including estimates such as the Company’s income from purchased receivables under the EIR method, income from purchased receivables under the cost recovery method, and amortization of the deferred revenue from HealthCare Royalty Partners (“HCRP”) arrangement recognized under the units-of-revenue method, and amortization of the Blue Owl Loan. Estimates related to income from purchased receivables under the EIR method are from commercial products that the Company has assessed to have reliably estimable cash flows based on the best information available from its partners or other third parties and from changes in expected cash flows for royalty and commercial receivables. Estimates related to income from purchased receivables under the cost recovery method may be based on the best information available to the Company from its partners or other third parties. Any changes to the estimated payments made by partners or third parties can result in a material adjustment to income reported. Under the contracts with HCRP, the amortization for the reporting period is calculated based on the payments expected to be made by the licensees to HCRP over the term of the arrangement. Any changes to the estimated payments by the licensees to HCRP can result in a material adjustment to revenue previously reported. The Company’s amortization of the Blue Owl Loan is calculated based on the commercial payments expected to be received from Roche for VABYSMO under the Affitech CPPA. Any changes to the estimated commercial payments from Roche can result in a material adjustment to the interest expense and term loan balance reported.
Cash, Cash Equivalents, and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated statements of cash flows (in thousands):

June 30, 2026
Unrestricted cash	$99,253
Unrestricted cash equivalents	38
Total unrestricted cash and cash equivalents	$99,291
Short-term restricted cash	7,637
Long-term restricted cash	43,634
Total restricted cash	$51,271
Total unrestricted and restricted cash and cash equivalents	$150,562

Cash and Cash Equivalents
Cash consists of bank deposits held in business checking and interest-bearing deposit accounts. Cash equivalent balances are defined as highly liquid financial instruments with an original maturity of three months or less that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Cash equivalents held by the Company are in money market funds and U.S. treasury bills, and are classified as available-for-sale.
As of June 30, 2026, there were no investments in debt securities. The Company redeemed upon maturity or sold $66.2 million of available-for-sale debt securities during the six months ended June 30, 2026. During the six months ended June 30, 2026, the Company realized gains of $0.4 million from those redemptions and sales.
Restricted Cash
Cash accounts with any type of restriction are classified as restricted cash. If restrictions are expected to be lifted or to be used to pay a third party in the next twelve months, the restricted cash account is classified as current.
The restricted cash balance may only be used to pay certain expenses and amounts pursuant to the Generation Bio Merger Agreement and Generation Bio CVR Agreement, pay lease payments pursuant to the Boston Lease, tax reserve matter expenses and additional closing net cash amount pursuant to the LAVA Purchase Agreement and LAVA CVR Agreement, and interest expense, administrative fees, and other allowable expenses pursuant to the Blue Owl Loan.

On December 15, 2023, XRL (as defined below) deposited $6.3 million into reserve accounts in connection with the funding of the Blue Owl Loan (see Note 9), of which $5.8 million was deposited into a reserve account for interest and administrative fees and $0.5 million was deposited into an operating reserve account to cover operating expenses of XRL. Since the inception of the Blue Owl Loan, $3.8 million has been released from restricted cash to unrestricted cash pursuant to the terms of the Blue Owl Loan Agreement.
Payments of interest under the Blue Owl Loan Agreement are made semi-annually using commercial payments received since the immediately preceding interest payment date under the Affitech CPPA. On each interest payment date, if the commercial payments received are less than the total interest due for the respective quarter, the shortfall in interest payment would be paid from the reserve account.
Payments of administrative fees under the Blue Owl Loan Agreement are made semi-annually on January 1 and July 1 of each year from the reserve account. XOMA will be required to fund an additional $0.8 million into the administrative fee escrow account on July 1, 2027.
Restricted cash consisted of the following (in thousands):

June 30, 2026
Short-term restricted cash held for Blue Owl Loan	$160
Short-term restricted cash held for Boston Lease payments	5,346
Short-term restricted cash held for Binney Lease security deposit	2,051
Short-term restricted cash held for Generation Bio post-closing expenses	80
Total short-term restricted cash	$7,637

Long-term restricted cash held for Blue Owl Loan	671
Long-term restricted cash held for Boston Lease security deposit	1,631
Long-term restricted cash held for Boston Lease payments	34,316
Long-term restricted cash held for LAVA CVR payments	6,744
Long-term restricted cash held for Generation Bio post-closing expenses	272
Total long-term restricted cash	$43,634
Total restricted cash	$51,271
Concentration of Risk
Cash, cash equivalents, restricted cash, and receivables are financial instruments which potentially subject the Company to concentrations of credit risk, as well as liquidity risk.
The Company maintains cash balances at commercial banks. Balances commonly exceed the amount insured by the FDIC. The Company has not experienced any losses in such accounts.
The Company monitors the creditworthiness of its customers to which it grants credit terms in the normal course of business but does not generally require collateral on receivables.
For the six months ended June 30, 2026, three partners represented 43%, 37% and 16% of total income and revenues, respectively. One partner represented 70% of trade and other receivables, net balance, as of June 30, 2026.
Purchase of Rights to Future Milestones, Royalties, and Commercial Payments
The Company has purchased rights to receive a portion of certain future developmental, regulatory and commercial sales milestones, royalties, and option fees on sales of products currently in clinical development or recently commercialized. Agreements to purchase such rights do not have contractual terms typical of loans (such as contractual principal and interest amounts). As U.S. GAAP does not provide specific authoritative guidance covering such agreements, the Company has analogized and accounted for the amounts paid for these rights as a financial asset that is akin to a loan in accordance with ASC 310 as the Company believes they most closely resemble that of loans under royalty and commercial payment receivables (see Note 4). In addition, the Company may be obligated to make contingent payments related to certain product development milestones and sales-based milestones.

Under the EIR method, the amount and timing of contingent payments are included in the forecasted expected cash flows used to estimate royalty and commercial payment receivables and income from purchased receivables.
Under the cost recovery method, the contingent payments are evaluated to determine if they are subject to the provisions of ASC 815. Contingent payments subject to the scope of ASC 815 are measured at fair value at the inception of the arrangement, and subject to remeasurement to fair value during each reporting period. Any changes in the estimated fair value are recorded in the condensed consolidated statements of operations. Contingent consideration payments that do not fall within the scope of ASC 815 are recognized when the amounts are probable and reasonably estimable according to ASC 450.
Effective Interest Rate Method
The Company accounts for rights to future milestones, royalties, and commercial payments related to commercial products with future cash flows that can be reliably estimated at amortized cost under the prospective EIR method in accordance with ASC 835-30. The EIR is calculated by forecasting the expected cash flows to be received and paid over the life of the asset relative to the receivable’s carrying amount at the time when the Company determines that there are reliable cash flows. The carrying amount of a receivable is made up of the opening balance, which is increased by accrued income and expected cash payments and decreased by cash receipts in the period to arrive at the ending balance. The EIR is recalculated at each reporting period as differences between expected cash flows and actual cash flows are realized and as there are changes to the expected future cash flows. If the EIR for the current period is lower than the prior period and if the gross cash flows have declined (expected and collected), the Company may record an allowance for the change in expected cash flows. Receivables related to income from purchased receivables under the EIR method totaled $30.0 million as of June 30, 2026.
For income from purchased receivables under the EIR method, the accretable yield is recognized as income at the effective rate of return over the expected life of the royalty and commercial payment receivable. The amounts and duration of forecasted expected future cash flows used to calculate and measure income are largely impacted by research analyst coverage, commercial performance of the product, and contract or patent duration.
The prospective application of the EIR method to measure royalty and commercial payment receivables requires judgment in forecasting future expected cash flows and reliance on third-party information. The Company forecasts expected sales based on sales projections of the underlying commercial products that are published in research analyst reports over the periods that the Company is entitled to rights to cash flows from royalties or milestones. Market research is generally based on analysis of factors such as commercial product growth in global economies, industry trends, and product life cycles. The Company considers commercial performance updates on regulatory approval for new indications or geographic areas or discontinuation of certain indications or geographic areas in the forecasting of future expected cash flows. The Company also considers royalty duration of the commercial products, which may be based on factors including but not limited to regulatory and marketing approval dates, patent expiration dates, first commercial sale, and generic sales. Loss of regulatory exclusivity, patent protection, or other additional factors that may be communicated to the Company by its partners or through third-party information may impact the royalty duration that the Company uses in forecasting future expected cash flows.
Cost Recovery Method
When the purchase of rights to future milestones, royalties, and commercial payments involves future cash flows which cannot be reliably estimated, the Company accounts for such rights on a non-accrual basis using the cost recovery method. The Company’s assessment of whether cash flows can be reliably estimated depends on a number of factors. For example, the Company has generally determined that rights related to programs in preclinical or clinical stages of development or that have had a very short commercialization period during which payments have not yet been received, generally have cash flows that cannot be reliably estimated and therefore are accounted for under the cost recovery method. The related royalty and commercial payment receivable balance is classified as noncurrent or current based on whether payments are probable and reasonably expected to be received in the next twelve months. Under the cost recovery method, any milestone, royalty, or commercial payment received is recorded as a direct reduction of the recorded receivable balance. Under the cost recovery method, the Company does not recognize any income in accordance with ASC 835-30 and does not have any deferred fees or costs.

When the recorded royalty and commercial payment receivables balance has been fully collected, any additional amounts collected are recognized as income from purchased receivables under the cost recovery method. Receivables from such income from purchased receivables are included in trade and other receivables, net on the condensed consolidated balance sheet and totaled $2.5 million as of June 30, 2026.
Income from purchased receivables under the cost recovery method includes income from milestone and royalty payments related to royalty and commercial payment transactions for which the cost has been fully recovered or impaired. The excess milestone and royalty payment received over a remaining receivable balance is recognized as income. If the information upon which such income amounts are derived is provided to the Company from partners or other third parties in arrears, the Company estimates the income earned during the period based upon the best information available such that the income recognized is not probable to be subsequently reversed in future periods.
Allowance for Current Expected Credit Losses
The Company evaluates the royalty and commercial payment receivables on a collective (i.e., pool) basis if they share similar risk characteristics. The Company evaluates a royalty and commercial payment receivable individually if its risk characteristics are not similar to other royalty and commercial payment receivables. The Company regularly reviews public information on clinical trials, press releases, and updates from its partners to identify any indicators that challenge the expected recovery of the royalty and commercial payment receivables.
Effective Interest Rate Method
At each reporting date, the Company evaluates royalty and commercial payment receivables under the EIR method by comparing the EIR at each reporting date to that of the prior period. If the EIR for the current period is lower than the prior period and if the gross cash flows have declined (expected and collected), the Company may record an allowance for the change in expected cash flows. The allowance is measured as the difference between the royalty and commercial payment receivables’ amortized cost basis and the net present value of the expected future cash flows, calculated based on the prior period’s EIR. The amount is recognized as credit losses on purchased receivables expense that increases the royalty and commercial payment receivable asset’s cumulative allowance, which reduces the net carrying value of the royalty and commercial payment receivable asset.
Cost Recovery Method
At each reporting date, for royalty and commercial payment receivables under the cost recovery method, if the Company determines expected future cash flows discounted to the current period are less than the carrying value of the asset, the Company will record a credit loss charge. The credit loss charge will be recognized as credit losses on purchased receivables expense that increases the royalty and commercial payment receivable asset’s cumulative allowance, which reduces the net carrying value of the royalty and commercial payment receivable asset. In a subsequent period, if there is an increase in expected future cash flows, or if the actual cash flows are greater than previously expected, the Company will reduce the previously established cumulative allowance. Amounts not expected to be collected are written off against the allowance at the time that such a determination is made.
Revenue from Contracts with Customers
The Company recognizes revenue from all contracts with customers according to ASC 606, except for contracts that are within the scope of other standards, such as leases and financial instruments. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract on whether each promised good or service is distinct to determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation based on relative fair values, when (or as) the performance obligation is satisfied.

The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.
The Company recognizes revenue from its license arrangements. The terms of the arrangements generally include payment to the Company of one or more of the following: non-refundable, upfront license fees, development, regulatory and commercial milestone payments, and royalties on net sales of licensed products.
License of Intellectual Property
If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenue from non-refundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. For licenses that are bundled with other promises, such as transfer of related materials, process, and know-how, the Company utilizes judgement to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time. Under the Company’s license agreements, the nature of the combined performance obligation is the granting of licenses to the customers as the other promises are not separately identifiable in the context of the arrangement. Since the Company grants the license to a customer as it exists at the point of transfer and is not involved in any future development or commercialization of the products related to the license, the nature of the license is a right to use the Company’s intellectual property as transferred. As such, the Company recognizes revenue related to the combined performance obligation upon completion of the delivery of the related materials, process, and know-how (i.e., at a point in time).
Deferred revenue is recorded when upfront payments and fees are received prior to the satisfaction of performance obligations. Trade and other receivables, net is recorded when the Company has an unconditional right to consideration.
Milestone Payments
At the inception of each arrangement that includes development and regulatory milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price. ASC 606 suggests two alternatives to use when estimating the amount of variable consideration: the expected value method and the most likely amount method. Under the expected value method, an entity considers the sum of probability-weighted amounts in a range of possible consideration amounts. Under the most likely amount method, an entity considers the single most likely amount in a range of possible consideration amounts. The Company uses the most likely amount method for development and regulatory milestone payments.
If it is probable that a significant cumulative revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis. The Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability or achievement of each such milestone and any related constraint, and if necessary, adjusts its estimates of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenue and earnings in the period of adjustment.
Royalties
For arrangements that include sales-based royalties, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).
Revenue Recognized under Units-of-Revenue Method
The Company has sold its rights to receive certain milestones and royalties on product sales. In the circumstance where the Company has sold its rights to future milestones and royalties under a license agreement and also maintains limited continuing involvement in the arrangement (but not significant continuing involvement in the generation of the cash flows that are due to the purchaser), the Company defers recognition of the proceeds it receives for the sale of milestone or royalty streams and recognizes such unearned revenue as revenue under the units-of-revenue method over the life of the underlying license agreement. Under the units-of-revenue method, amortization for a reporting period is calculated by computing a ratio of the proceeds received from the purchaser to the total payments expected to be made to the purchaser over the term of the agreement, and then applying that ratio to the period’s cash payment.
Estimating the total payments expected to be received by the purchaser over the term of such arrangements requires management to use subjective estimates and assumptions. Changes to the Company’s estimate of the payments expected to be made to the purchaser over the term of such arrangements could have a material effect on the amount of revenues recognized in any particular period.
Stock-Based Compensation
The Company recognizes compensation expense for all stock-based payment awards made to the Company’s employees, consultants, and directors that are expected to vest based on estimated fair values. The valuation of stock option awards without performance conditions is determined using the Black-Scholes Model. The Black-Scholes Model requires inputs such as the expected term of the option, expected volatility, and risk-free interest rate. To establish an estimate of the expected term, the Company considers the vesting period and contractual period of the award and its historical experience of stock option exercises, post-vesting cancellations, and volatility. The estimate of expected volatility is based on the Company’s historical volatility. The risk-free rate is based on the yield available on U.S. Treasury zero-coupon issues corresponding to the expected term of the award. The Company records forfeitures when they occur.
The valuation of RSUs is determined at the date of grant using the Company’s closing stock price.
For equity-classified awards, total compensation cost is based on the grant date fair value. The Company records compensation expense for service-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the award, or to the date on which retirement eligibility is achieved, if shorter. For liability-classified awards, total compensation cost is based on the fair value of the award on the date the award is granted and is subsequently re-measured at each reporting date until settlement.
The grant date fair value of PSUs with market conditions is determined using the Monte Carlo valuation model. The Company records compensation expenses for PSUs based on graded expense attribution over the requisite service periods.
Investment in Equity Securities
The Company holds equity securities in publicly traded companies. Equity investments in publicly traded companies are classified in the condensed consolidated balance sheets as investment in equity securities. Equity securities are measured at fair value, with changes in fair value recorded in the other income, net line item of the condensed consolidated statement of operations at each reporting period. The Company remeasures its equity investments at each reporting period until such time that the investment is sold or disposed of. If the Company sells an investment, any realized gains and losses on the sale of the securities will be recognized in the condensed consolidated statement of operations in the period of sale.
Investment in Warrants
The Company may obtain warrants pursuant to which it has the right to acquire stock in companies. The warrants are accounted for as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815. In general, the warrants entitle the Company to buy a specific number of shares of stock at a specific price within a specific time period.
Investment in warrants are recorded at fair value and are revalued at each reporting period. The Company values warrants using the Black-Scholes Model. Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on the condensed consolidated balance sheets and as a component of other income, net on the condensed consolidated statements of operations.

Asset Acquisitions
As a first step, for each acquisition, the Company determines if it is an acquisition of a business or an asset acquisition under ASC 805. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If the screen test is not met, the Company then further evaluates whether the assets or group of assets includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. Acquisitions of assets or a group of assets that do not meet the definition of a business are accounted for as asset acquisitions under ASC 805-50, using the cost accumulation method, whereby the cost of the acquisition, including certain transaction costs, is allocated to the assets acquired on the basis of relative fair values. If the fair value of net assets acquired, after allocating the excess of the fair value of net assets acquired to certain qualifying assets, exceeds the total cost of the acquisition, a bargain purchase gain is recognized in gain on acquisitions within other income (expense), net in the condensed consolidated statements of operations.
Contingent payments in asset acquisitions are evaluated whether they are freestanding instruments or embedded derivatives. If the contingent payments fall within the scope of ASC 815, the contingent payments are measured at fair value at the acquisition date and are subject to remeasurement to fair value each reporting period. The estimated fair value at the acquisition date is included in the cost of the acquired assets. Any subsequent changes in the estimated fair value are recorded in the condensed consolidated statements of operations. Contingent consideration payments that are related to IPR&D assets are expensed as incurred until the underlying licensed products receive FDA approval. Contingent consideration payments that do not fall within the scope of ASC 815 are recognized when the amount is probable and estimable according to ASC 450.
Cash payments related to acquired assets and made soon after the acquisition are reflected as investing cash flows, and as financing activities thereafter, in the Company’s condensed consolidated statements of cash flows.
Intangible Assets
Intangible assets are amortized based on the Company’s best estimate of the distribution of the economic value of the respective intangible assets. Intangible assets are carried at cost less accumulated amortization. Amortization is included in amortization of intangible assets in the condensed consolidated statements of operations.
Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount of an asset group to the future net undiscounted cash flows that the assets are expected to generate. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized. Any impairment charge should not reduce the carrying amount of an individual intangible asset below its fair value.
Leases
The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that the Company is reasonably certain to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment. The Company estimated its incremental borrowing rate by adjusting the interest rate on its fully collateralized debt for the lease term length.
Rent expense for the operating lease is recognized on a straight-line basis over the reasonably assured lease term based on total lease payments and is included in G&A expenses in the condensed consolidated statements of operations. After an impairment or adjustment to the right-of-use assets, the remaining right-of-use assets will be amortized on a straight-line basis over the remaining lease term. The operating lease would no longer qualify for the straight-line treatment of total lease expense, but the right-of-use assets reduction and interest accretion related to the operating lease liability will continue to be combined as a single lease expense.

The Company has elected the practical expedient to not separate lease and non-lease components. The Company’s non-lease components are primarily related to property maintenance. Variable non-lease components are recognized in rent expense when incurred.
The Company has also elected not to record on the condensed consolidated balance sheets a lease for which the term is 12 months or less and does not include a purchase option that the Company is reasonably certain to exercise.
Long-Term Debt
Long-term debt represents the Company’s term loan under the Blue Owl Loan Agreement, which the Company has accounted for as a debt financing arrangement. Interest expense is accrued using the EIR method over the estimated period the loan will be repaid. The allocated debt discount and debt issuance costs have been recorded as a direct deduction from the carrying amount of the related debt in the condensed consolidated balance sheets and are being amortized and recorded as interest expense throughout the expected life of the Blue Owl Loan using the EIR method. The Company considered whether there were any embedded features in the Blue Owl Loan Agreement that require bifurcation and separate accounting as derivative financial instruments pursuant to ASC 815. See Note 9.
Warrants Issued
The Company has issued warrants to purchase shares of its common stock in connection with its financing activities. The Company classified these warrants as equity and recorded the warrants at fair value as of the date of issuance on the Company’s condensed consolidated balance sheet with no subsequent remeasurement. The issuance date fair value of the outstanding warrants was estimated using the Black-Scholes Model. The Black-Scholes Model required inputs such as the expected term of the warrants, expected volatility, and risk-free interest rate. These inputs were subjective and required significant analysis and judgment. For the estimate of the expected term, the Company used the full remaining contractual term of the warrant. The estimate of expected volatility assumption is based on the historical price volatility observed on the Company’s common stock. The risk-free rate is based on the yield available on U.S. Treasury zero-coupon issues corresponding to the expected term of the warrants.
Income Taxes
The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount which is more likely than not to be realizable.
The recognition, derecognition, and measurement of a tax position is based on management’s best judgment given the facts, circumstances, and information available at each reporting date. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.
Share Repurchases
The Company has a stock repurchase program that is executed through purchases made from time to time, including in the open market. The Company retires repurchased shares of common stock, reducing common stock with any excess of cost over par value recorded to accumulated deficit. Issued and outstanding shares of common stock are reduced by the number of shares repurchased. No treasury stock is recognized in the condensed consolidated financial statements. In August 2022, the IRA enacted a 1% excise tax on net share repurchases after December 31, 2022. The tax applies if the aggregate fair market value of repurchased stock during the taxable year exceeds $1.0 million. Any excise tax incurred on share repurchases is recognized as part of the cost basis of the shares acquired.
Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of two components: net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to gains and losses that are recorded as an element of stockholders’ equity but are excluded from net income (loss) under U.S. GAAP.

Convertible Preferred Stock
The Company records Series X Convertible Preferred Stock at its relative fair value, net of issuance costs on the date of issuance, which represents the carrying value. Convertible preferred stock is classified outside of stockholders’ equity on the accompanying condensed consolidated balance sheets as the shares are redeemable for cash or other assets upon the occurrence of certain event that is not solely within control of the Company. All Convertible Preferred Stock was converted to common stock during the six months ended June 30, 2026.
Functional Currency
The functional and reporting currency of the Company and its subsidiaries is the U.S. dollar. Certain acquired companies had operations that reported in a functional currency other than the U.S. dollar. Following the acquisitions, the Company plans to manage the net assets acquired in aggregate and centrally in the U.S. As such, the acquired companies’ functional currency will become the U.S. dollar upon completion of the post-acquisition integration.
Accounting Pronouncements Recently Adopted
In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient that allows entities to assume that current conditions as of the balance sheet date do not change for the remaining life of the asset. ASU 2025-05 is effective for annual periods beginning after December 15, 2025, and interim periods within those annual reporting periods. The Company adopted ASU 2025-05 and related updates on January 1, 2026. The adoption of ASU 2025-05 had no impact on the condensed consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the Securities and Exchange Commission’s Disclosure Update and Simplification Initiative. ASU 2023-06 incorporates 14 of the 27 disclosure requirements published in SEC Release No. 33-10532: Disclosure Update and Simplification into various topics within the ASC. ASU 2023-06's amendments represent clarifications to, or technical corrections of, current requirements. For SEC registrants, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. Early adoption is prohibited. The Company does not expect the standard to have a material impact on its consolidated financial statements and disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires public companies to disclose in the notes to the financial statements specific information about certain costs and expenses at each interim and annual reporting period. This includes disclosing amounts related to employee compensation, depreciation, and intangible asset amortization. In addition, public companies will need to provide a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Implementation of ASU 2024-03 may be applied prospectively or retrospectively. The Company is currently evaluating the impact that the standard will have on its financial statement disclosures.
In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity. ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires companies to consider the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for annual reporting periods beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.
In May 2025, the FASB issued ASU 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer. ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in ASC 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with ASC 606 and ASC 718. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.
In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606), which refines the scope of derivative accounting to exclude certain non-exchange-traded contracts with underlyings based on the operations or activities specific to one of the parties to the contract and clarifies the accounting for share-based noncash consideration in revenue contracts under ASC 606. ASU 2025-07 is effective for annual periods beginning after December 15, 2026, and interim periods within those annual reporting periods. Early adoption is permitted. Transition can be applied prospectively to new contracts or on a modified retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.
In November 2025, the FASB issued ASU 2025-08, Financial Instruments—Credit Losses (Topic 326): Purchased Loans, which introduces the concept of Purchased Seasoned Loans (PSLs) and requires these loans to be accounted for using the gross-up approach. The ASU also permits a policy election to measure expected credit losses using amortized cost rather than the unpaid principal balance for PSLs. ASU 2025-08 is effective for annual periods beginning after December 15, 2026, and interim periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.
In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which makes narrow-scope improvements to clarify the applicability and enhance the navigability of interim reporting guidance. The ASU consolidates existing interim disclosure requirements from other ASC topics, and introduces a principle requiring disclosure of events and changes since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for interim periods within fiscal years beginning after December 15, 2027, for public business entities, and for interim periods within fiscal years beginning after December 15, 2028 for other entities. Early adoption is permitted. Transition may be applied prospectively or retrospectively. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.
In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which addresses suggestions received from stakeholders regarding the ASC and makes other incremental improvements to U.S. GAAP. The update represents changes to the codification that clarify, correct errors in or make other improvements to a variety of topics that are intended to make it easier to understand and apply. ASU 2025-12 is effective for fiscal years beginning after December 15, 2026 and interim periods within those fiscal years. Entities are required to apply the amendments to ASC 260 retrospectively. All other amendments may be applied prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its financial statements and related disclosures.
3. Condensed Consolidated Financial Statements Details
Investment in Equity Securities
As of June 30, 2026, investment in equity securities was $0.8 million. For the six months ended June 30, 2026, the Company recognized an unrealized gain of $0.5 million, due to the change in fair value of its investment in equity securities in the other income (expense), net line item of the condensed consolidated statement of operations.

Intangible Assets, Net
The following table summarizes the cost, accumulated amortization, impairment charges, and net carrying value of the Company’s intangible assets as of June 30, 2026 (in thousands):

		Accumulated	Impairment	Net Carrying
	Cost	Amortization	Charges	Value
As of June 30, 2026
Pulmokine - Seralutinib IP (Note 6)	$26,115	$3,470	$22,645	$—
BioInvent - Contract-based Intangible Asset (Note 5)	20,725	1,449	—	19,276
LAVA - Partnered Program IPs (Note 6)	934	27	907	—
LAVA-1266 IP (Note 6)	149	4	—	145
Total intangible assets	$47,923	$4,950	$23,552	$19,421
The estimated remaining life of the intangible assets ranges from 10.4 years to 19.4 years. The following table presents the projected future amortization expense (in thousands):

Intangible Asset
Amortization
July-December 2026	$672
2027	1,344
2028	1,344
2029	1,344
2030	1,344
Thereafter	13,373
Total	$19,421

Accrued and Other Liabilities
Accrued and other liabilities consisted of the following (in thousands):

June 30, 2026
Accrued legal and accounting fees	$852
Accrued incentive compensation	1,075
Accrued severance	268
Accrued payroll and benefits	99
Accrued short-term interest payable	2,620
Other accrued liabilities	388
Total	$5,302

Other Income (Expense), Net
Other income (expense), net for the six months ended June 30, 2026 was as follows (in thousands):

Six Months Ended
June 30, 2026
Other income (expense), net
Arranger fee from Repare transaction	$3,000
Investment income	2,312
Sublease income	997
HilleVax CVR adjustment(1)	(720)
LAVA CVR adjustment(2)	230
Unrealized gain (loss) from change in fair value of equity securities	460
Other miscellaneous income, net	566
Total other income (expense), net	$6,845
(1) This adjustment represented a $0.7 million addition to the estimated HilleVax CVR liability for interest earned on the related reserve account.
(2) This adjustment represented a $0.6 million difference between the LAVA CVR liability accrued as of December 31, 2025 and the actual amount paid in March 2026 for excess closing net cash, partially offset by a $0.4 million additional expense accrued for future LAVA CVR distributions. (see Note 6).
4. Royalty and Commercial Payment Purchase Agreements
The Company recognizes receivables from RPAs under two methods, the cost recovery method and the EIR method.
The following table summarizes the royalty and commercial payment receivable activities under the cost recovery method during the six months ended June 30, 2026 (in thousands):

	Balance as of January 1, 2026	Receipt of Royalty and Commercial Payments	Credit Losses on Purchased Receivables	Balance as of June 30, 2026
Twist	$15,000	$—	$—	$15,000
Daré (XACIATO)	21,993	(4)	(19,728)	2,261
Palobiofarma	10,000	—	—	10,000
Kuros	4,500	—	—	4,500
Castle Creek	4,395	—	—	4,395
Total	$55,888	$(4)	$(19,728)	$36,156
The following table summarizes the royalty and commercial payment receivable activities under the EIR method during the six months ended June 30, 2026 (in thousands):

	Balance as of January 1, 2026	Income from Purchased Receivables Under the EIR Method	Receipt of Royalty and Commercial Payments	Balance as of June 30, 2026
Affitech (VABYSMO)	$17,555	$12,550	$(11,945)	$18,160
LadRx (MIPLYFFA)	3,765	4,680	(2,066)	6,379
Aptevo (IXINITY)	5,893	482	(921)	5,454
Total	$27,213	$17,712	$(14,932)	$29,993

The following table summarizes income recognized from purchased receivables under the EIR method and cost recovery method during the six months ended June 30, 2026 (in thousands):

Six Months Ended
June 30, 2026
Affitech (VABYSMO)	$12,550
LadRx (MIPLYFFA)	4,680
Aptevo (IXINITY)	482
Total income from purchased receivables under the EIR method	$17,712

Viracta (OJEMDA)	$10,729
Total income from purchased receivables under the cost recovery method	$10,729
Fully Recovered Royalty and Commercial Payment Purchase Agreements Under the Cost Recovery Method
Viracta Royalty Purchase Agreement (“RPA”)
In March 2021, the Company entered into the Viracta RPA, as amended in March 2024, pursuant to which the Company acquired the right to receive future royalties, milestone payments, and other payments related to two clinical-stage drug candidates for an upfront payment of $13.5 million. The first candidate, tovorafenib (DAY101) (the first and only type II RAF inhibitor now marketed as OJEMDA), is developed by Day One, and the second candidate, vosaroxin (a topoisomerase II inhibitor), is being developed by Denovo Biopharma LLC. The Company acquired the right to receive (i) up to $54.0 million in potential milestone payments, potential royalties on sales, if approved, and a portion of potential other payments related to DAY101, excluding up to $5.0 million retained by Viracta, and (ii) up to $57.0 million in potential regulatory and commercial milestones and high single-digit royalties on sales related to vosaroxin, if approved. In December 2024, the Company entered into the Viracta Assignment Agreements with Viracta through which the Company became the patent holder of the IP and know-how related to OJEMDA that was out-licensed to Day One and where Viracta assigned to the Company all its rights, title, and interest in the Day One License Agreement. The Company did not acquire new rights to additional milestone and royalty payments as a result of the execution of the Viracta Assignment Agreements that were not acquired under the Viracta RPA. On April 23, 2026, Servier completed its acquisition of Day One.
As of June 30, 2026, there was $2.5 million in trade and other receivables, net related to this agreement. The Company recognized $10.7 million in income from purchased receivables under the cost recovery method related to this agreement during the six months ended June 30, 2026.
Royalty and Commercial Payment Purchase Agreements Under the EIR Method
Short-term royalty and commercial payment receivables under the EIR method were $25.8 million as of June 30, 2026. Long-term royalty and commercial payment receivables under the EIR method were $4.2 million as of June 30, 2026.
Affitech Commercial Payment Purchase Agreement
In October 2021, the Company entered into the Affitech CPPA, pursuant to which, the Company purchased a future stream of commercial payment rights to Roche’s faricimab from Affitech for an upfront payment of $6.0 million. The Company is eligible to receive 0.5% of future net sales of faricimab for a ten-year period following the first commercial sales in each applicable jurisdiction.
In January 2022, Roche received approval from the FDA to commercialize VABYSMO (faricimab-svoa) for the treatment of wet, or neovascular, age-related macular degeneration and diabetic macular edema. In September 2022, Roche received approval from the European Commission to commercialize VABYSMO for the treatment of wet, or neovascular, age-related macular degeneration and visual impairment due to diabetic macular edema. Commercial payments are due from Roche to the Company within 60 days of December 31 and June 30 of each year.

In March 2025, the Company paid $6.0 million to Affitech, which included $3.0 million for the third sales milestone liability that was recorded in the first quarter of 2024 and an additional $3.0 million for the fourth sales milestone. With this payment, all milestone payments to Affitech under the Affitech CPPA have been fully paid.
The Company recognized $12.6 million in income from purchased receivables under the EIR method during the six months ended June 30, 2026.
During the six months ended June 30, 2026, the Company received commercial payments pursuant to the Affitech CPPA of $11.9 million.
No allowance for credit losses was recorded as of June 30, 2026.
Aptevo Commercial Payment Purchase Agreement
In March 2023, the Company entered into the Aptevo CPPA, pursuant to which the Company acquired from Aptevo a portion of its milestone and commercial payment rights under a sale agreement dated February 28, 2020 between Aptevo and Medexus, related to IXINITY, which is marketed by Medexus for the control and prevention of bleeding episodes and postoperative management in people with Hemophilia B.
The Company is eligible to receive a mid-single digit percentage of all IXINITY quarterly net sales from January 1, 2023 until the first quarter of 2035, and will be entitled to milestone payments of up to $5.3 million.
The Company recognized $0.5 million in income from purchased receivables under the EIR method during the six months ended June 30, 2026. During the six months ended June 30, 2026, the Company received commercial payments pursuant to the Aptevo CPPA of $0.9 million.
No allowance for credit losses was recorded as of June 30, 2026.
LadRx Agreements
In June 2023, the Company entered into the LadRx AAA pursuant to which the Company acquired from LadRx all of its rights, title, and interest related to MIPLYFFA under the Zevra APA between Zevra and LadRx. The Company also entered into the LadRx RPA, pursuant to which the Company acquired the right to receive all of the future royalties, regulatory, and commercial milestone payments as well as other related payments due to LadRx from ImmunityBio related to aldoxorubicin under the ImmunityBio License Agreement between ImmunityBio and LadRx.
In June 2024, the ImmunityBio License Agreement was terminated and the Company entered into an amendment to the LadRx RPA. Under the LadRx RPA, as amended, the Company is eligible to receive potential low single-digit percentage royalty payments on aggregate net sales of aldoxorubicin. If LadRx licenses aldoxorubicin to an applicable third party, the Company is eligible to receive potential high single-digit percentage royalty payments on aggregate net sales of aldoxorubicin and a portion of any potential future milestone payments.
Historically, the Company was unable to reliably estimate its commercial payment stream from future net sales and the related commercial payments to be received under the LadRx Agreements. However, during the fourth quarter of 2025, Zevra’s periodically reported MIPLYFFA sales data, available third-party sales projections, and the Company’s history of receipts of commercial payments related to MIPLYFFA provided the Company with a greater ability to estimate future net sales and the commercial payments to be received under the LadRx AAA.
The Company recognized $4.7 million in income from purchased receivables under the EIR method during the six months ended June 30, 2026. During the six months ended June 30, 2026, the Company received commercial payments pursuant to the LadRx Agreements of $2.1 million.
No allowance for credit losses was recorded as of June 30, 2026.
Royalty and Commercial Payment Purchase Agreements Under the Cost Recovery Method
Short-term royalty and commercial payment receivables under the cost recovery method were zero as of June 30, 2026. Long-term royalty and commercial payment receivables under the cost recovery method were $36.2 million as of June 30, 2026.

Castle Creek Royalty Financing
In February 2025, the Company entered into a royalty financing transaction with Castle Creek, pursuant to which the Company acquired the rights to receive (a) 6.7% of the greater of (i) 8.75% of net sales in the United States or (ii) 8.00% of worldwide net sales of D-Fi (dabocemagene autoficel, also known as FCX-007), and (b) 6.7% of 20% of proceeds from a potential Priority Review Voucher if Castle Creek obtains and sells a PRV. The Company also received warrants to purchase 10,464 shares of Castle Creek's Series D-1 Preferred Stock at an exercise price of $215.03 per share, exercisable for a ten-year period expiring on February 24, 2035.
Upon the closing of the transaction, the Company paid Castle Creek an upfront payment of $5.0 million and recorded $4.4 million as long-term royalty and commercial payment receivables in its condensed consolidated balance sheet. The Company concluded that the Castle Creek PRV Interest met the definition of a derivative under ASC 815 and should be accounted for at fair value and recorded as a current liability at the inception of the transaction. The fair value of the Castle Creek PRV Interest was determined to have nominal value prior to FDA approval of D-Fi. The Company also concluded that the warrants met the definition of a derivative under ASC 815 and should be accounted for at fair value. As of June 30, 2026, the fair value of the warrants was estimated to be $0.6 million using a Black-Scholes Model with a volatility of 90.00% and risk-free rate of 4.17%. The warrants have an expected term of 4.15 years and an underlying share price of $215.03.
As of June 30, 2026, no payments were probable to be received under the Castle Creek royalty financing in the near term. Under the cost recovery method, the Company does not expect to recognize any income related to royalties, milestone payments, and other payments until the purchase price has been fully collected. No allowance for credit losses was recorded as of June 30, 2026.
Kuros Royalty Purchase Agreement
In July 2021, the Company entered into the Kuros RPA, pursuant to which the Company acquired the rights to 100% of the potential future royalties from commercial sales, which are tiered from high-single-digit to low-double-digits, and up to $25.5 million in pre-commercial milestone payments associated with an existing license agreement related to Checkmate Pharmaceuticals’ vidutolimod (CMP-001), a Toll-like receptor 9 agonist, packaged in a virus-like particle, for an upfront payment of $7.0 million. The Company may pay up to an additional $142.5 million to Kuros in sales-based milestone payments.
At the inception of the Kuros RPA, the Company recorded $7.0 million as long-term royalty and commercial payment receivables under the cost recovery method in its consolidated balance sheet.
In May 2022, Regeneron completed its acquisition of Checkmate Pharmaceuticals, Inc. resulting in a $5.0 million milestone payment to Kuros. Pursuant to the Kuros RPA, the Company is entitled to 50% of the milestone payment, which was received by XOMA in July 2022. In accordance with the cost recovery method, the $2.5 million milestone received was recorded as a direct reduction of the recorded long-term royalty receivables balance.
As of June 30, 2026, no payments were probable to be received under the Kuros RPA in the near term. Under the cost recovery method, the Company does not expect to recognize any income related to royalties, milestone payments, and other payments until the purchase price has been fully collected. No allowance for credit losses was recorded as of June 30, 2026.
Palobiofarma Royalty Purchase Agreement
In September 2019, the Company entered into the Royalty Purchase Agreement with Palobiofarma, S.L. (the “Palo RPA”), pursuant to which the Company acquired the rights to potential royalty payments in low single-digit percentages of aggregate net sales associated with six product candidates in various clinical development stages, targeting the adenosine pathway with potential applications in solid tumors, non-Hodgkin’s lymphoma, asthma/chronic obstructive pulmonary disease, ulcerative colitis, idiopathic pulmonary fibrosis, lung cancer, psoriasis, and nonalcoholic steatohepatitis and other indications that are being developed by Palo.

Under the terms of the Palo RPA, the Company paid Palo an upfront payment of $10.0 million at the close of the transaction, which occurred simultaneously upon parties’ entry into the Palo RPA in September 2019. At the inception of the agreement, the Company recorded $10.0 million as long-term royalty and commercial payment receivables under the cost recovery method in its consolidated balance sheet.
As of June 30, 2026, no payments were probable to be received under the Palo RPA in the near term. Under the cost recovery method, the Company does not expect to recognize any income related to royalties received until the purchase price has been fully collected. No allowance for credit losses was recorded as of June 30, 2026.
Twist Bioscience Royalty Purchase Agreement
In October 2024, the Company entered into the Twist RPA. Under the terms of the Twist RPA, the Company acquired 50% of certain contingent payments (including royalties, milestone payments, sublicense income, and option exercise payments) related to Twist’s 60-plus early-stage programs across over 30 partners for a $15.0 million upfront payment. The Company is eligible to receive up to $0.5 billion in milestone payments and a 50% share of up to low-single-digit royalties on future commercial sales.
Upon closing of the transaction, the Company paid Twist an upfront payment of $15.0 million which was recorded as long-term royalty and commercial payment receivables under the cost recovery method in its consolidated balance sheet.
Given the limited available information and early stage of the programs, the Company was unable to reasonably estimate future milestone payments or net sales and the royalty payments to be received over the twelve-month period following the condensed consolidated balance sheet date of June 30, 2026 and, as such, no amounts were reflected as short-term royalty and commercial payment receivables under the cost recovery method as of June 30, 2026.
As of June 30, 2026, no payments were probable to be received under Twist RPA in the near term. Under the cost recovery method, the Company does not expect to recognize any income related to royalties, milestone payments and other payments until the purchase price has been fully collected. No allowance for credit losses was recorded as of June 30, 2026.
Daré Royalty Purchase Agreements
In April 2024, the Company entered into the Daré RPAs. Pursuant to the terms of the Daré RPAs, the Company paid $22.0 million in cash to Daré in consideration for the sale of (a) 100% of all remaining royalties related to XACIATO not already subject to the royalty-backed financing agreement Daré entered into in December 2023 and net of payments owed by Daré to upstream licensors, which equates to royalties ranging from low to high single digits, and all potential commercial milestones related to XACIATO that are payable to Daré under the Daré Organon License Agreement; and (b) a 4% synthetic royalty on net sales of OVAPRENE and a 2% synthetic royalty on net sales of DARE to PLAYTM (Sildenafil Cream), which will decrease to 2.5% and 1.25%, respectively, upon the Company achieving a pre-specified return threshold. The Daré RPAs also provide for milestone payments to Daré of $11.0 million for each successive $22.0 million received by the Company under the Daré RPAs after achievement of a return threshold of $88.0 million.
Upon closing of the transaction, the Company paid Daré an upfront payment of $22.0 million which was recorded as long-term royalty and commercial payment receivables in the condensed consolidated balance sheet. The Company concluded that the milestone payments to Daré did not meet the definition of a derivative under ASC 815 and expects to recognize the milestone payments as liabilities when probable and reasonably estimable.
Given the limited available information, the Company was unable to reasonably estimate future net sales and the commercial payments to be received over the twelve-month period following the condensed consolidated balance sheet date of June 30, 2026 and, as such, no amounts were reflected as short-term royalty and commercial payment receivables as of June 30, 2026.
During the six months ended June 30, 2026, the Company received de minimis commercial payments pursuant to the Daré RPAs. In accordance with the cost recovery method, the cash received was recorded as a direct reduction of the long-term royalty and commercial payment receivables under the cost recovery method.

Under the cost recovery method, the Company does not expect to recognize any income related to milestones and commercial payments received until the purchase price has been fully collected.
During the six months ended June 30, 2026, the Company concluded it does not expect to collect payments for OVAPRENE and Sildenafil Cream due to developmental and commercialization uncertainties and recorded credit losses on purchased receivables of $19.7 million in its condensed consolidated statement of operations and fully wrote off the allowance for credit losses of $19.7 million.
5. License, Collaboration, and Other Arrangements
License and Collaboration Arrangements
Rezolute License Agreement
In December 2017, the Company entered into the Rezolute License Agreement for the development and commercialization of ersodetug (RZ358), which was subsequently amended in 2018, 2019, and 2020. Under the license agreement, the Company may receive development and commercial milestone payments of up to an aggregate of $232.0 million based on achievement of pre-specified criteria and royalties ranging from the high single-digits to the mid-teens based on annual net sales.
The Company has earned three milestone payments under this agreement: (i) $2.0 million in January 2022 when Rezolute dosed the last patient in its Phase 2b clinical trial for ersodetug (RZ358), (ii) $5.0 million in April 2024 when Rezolute dosed the first patient in its Phase 3 clinical trial of ersodetug (RZ358), and (iii) $5.0 million in May 2025 when Rezolute dosed the last patient in its Phase 3 trial of ersodetug (RZ358).
In December 2025, Rezolute announced the Phase 3 clinical trial of ersodetug (RZ358) for congenital hyperinsulinism did not meet its primary and key secondary endpoints.
As of June 30, 2026, there were no contract assets or contract liabilities related to this agreement. None of the costs to obtain or fulfill the contract were capitalized. The Company recognized zero in revenue from contracts with customers related to this agreement for the six months ended June 30, 2026.
Takeda Collaboration Agreement and Takeda Revenue Share Agreement
In 2006, the Company entered into the Takeda Collaboration Agreement to discover and optimize therapeutic antibodies against multiple targets. Under this agreement, the Company may receive milestone payments and royalties on future product sales.
In December 2025, the Company entered into the Takeda Revenue Share Agreement with Takeda and amended the Takeda Collaboration Agreement to exchange a portion of its rights to future royalties and certain expense reimbursements on mezagitamab under the Takeda Collaboration Agreement for rights to share future milestone payments and royalties that Takeda receives from a basket of Takeda’s clinical development programs. The Company accounted for the transaction as a contract modification and updated the transaction price for the Takeda Collaboration Agreement, as amended. Changes in transaction price are recognized on a cumulative catch-up basis. No revenue adjustment was made as a result of this modification since all replacement variable consideration was fully constrained.
The Company has received $7.8 million of milestone payments since the inception of the Takeda Collaboration Agreement and is eligible to receive reduced remaining milestone payments of up to $13.0 million and reduced low-single-digit royalties relating to mezagitamab under the Takeda Collaboration Agreement as amended.
As of June 30, 2026, there were no contract assets or contract liabilities related to this agreement and none of the costs to obtain or fulfill the contract were capitalized. The Company recognized zero in revenue related to this agreement during the six months ended June 30, 2026.
BioInvent License Agreement
In 2003, BioInvent granted the Company a non-exclusive license to BioInvent's product patents and know-how in exchange for future milestones and royalty payments from the Company under the BioInvent License Agreement. In 2006, the Company and Takeda collaborated to discover and develop antibodies, leading to the joint development of mezagitamab (TAK-079), which leveraged BioInvent’s patents and know-how under the BioInvent License Agreement.

In May 2025, the Company, through its newly established wholly-owned subsidiary Meza Royalty 1 LLC, entered into the BioInvent Agreement to acquire all of BioInvent’s remaining rights to milestone payments and royalties owed by the Company under the BioInvent License Agreement. The Company paid BioInvent $20.0 million at closing and is obligated to make an additional $10.0 million contingent payment upon FDA approval of mezagitamab.
The Company assessed the transaction and determined that it represented a modification of the existing BioInvent License Agreement. As the Company and BioInvent are no longer actively involved in the development of mezagitamab, the $20.0 million upfront payment and direct and incremental transaction costs of $0.7 million were capitalized as a contract-based intangible asset that amortizes over 15.5 years. The $10.0 million contingent payment will be capitalized if FDA approval of mezagitamab becomes probable.
The Company recognized $0.7 million of amortization expense for the six months ended June 30, 2026. No impairment was recorded during the six months ended June 30, 2026.
Other Arrangements
Repare Acquisition and XenoTherapeutics (“Xeno”) Arranger Letter
In January 2026, the Company acted as structuring agent in connection with the acquisition of Repare’s issued and outstanding common shares by Xeno. Xeno paid the Company an arranger fee of $3.0 million following the closing of the Repare acquisition for the services rendered, which was received in January 2026. BVF, a related party of the Company, owned approximately 24.0% of Repare before its acquisition by Xeno. Subsequent to the Repare acquisition, Mr. Owen Hughes, the Company’s Chief Executive Officer and board member, and Mr. Brad Sitko, the Company’s Chief Investment Officer, were nominated by Xeno to serve as independent directors on the board of directors of Repare in order to satisfy local law independence requirements applicable to Canadian reporting issuers. Mr. Hughes and Mr. Sitko subsequently resigned from the board of directors of Repare following Repare’s cessation as a reporting issuer under local law.
Sale of Future Revenue Streams
In December 2016, the Company entered into two royalty interest sale agreements (together, the “Royalty Sale Agreements”) with HCRP. Under the first Royalty Sale Agreement, the Company sold its right to receive milestone payments and royalties on future sales of products subject to a License Agreement, dated August 18, 2005, between XOMA and Wyeth Pharmaceuticals (subsequently acquired by Pfizer) for an upfront cash payment of $6.5 million, plus potential additional payments totaling $4.0 million in the event three specified net sales milestones were met in 2017, 2018, and 2019. Based on actual sales, 2017, 2018, and 2019 sales milestones were not achieved. Under the second Royalty Sale Agreement entered into in December 2016, the Company sold its right to receive certain royalties under an Amended and Restated License Agreement dated October 27, 2006 between XOMA and Dyax Corp. for a cash payment of $11.5 million. The Company recorded the total proceeds of $18.0 million as unearned revenue recognized under the units-of-revenue method as the Royalty Sale Agreements were structured as a non-cancellable sale, in which the Company does not have significant continuing involvement in the generation of the cash flows due to HCRP and there are no guaranteed rates of return to HCRP.
The Company allocated the total proceeds between the two Royalty Sale Agreements based on the relative fair value of expected payments to be made to HCRP under the license agreements. Under the units-of-revenue method, amortization for a reporting period is calculated by computing a ratio of the allocated proceeds received from HCRP to the payments expected to be made by the licensees to HCRP over the term of the Royalty Sale Agreements, and then applying that ratio to the period’s cash payment. During the third quarter of 2018, the Shire product underlying the Dyax Corp. license agreement was approved, and the Company began recognizing revenue under the units-of-revenue method due to sales of the approved product.
The Company recognized $0.7 million in revenue under the units-of-revenue method under these agreements during the six months ended June 30, 2026. As of June 30, 2026, the current and non-current portions of the remaining unearned revenue recognized under the units-of-revenue method were $1.1 million and $2.7 million, respectively.

6. Acquisitions
Generation Bio Acquisition
On December 15, 2025, the Company entered into the Generation Bio Merger Agreement, pursuant to which the Company acquired Generation Bio through a tender offer for (i) $4.2913 in cash per share of Generation Bio common stock and (ii) one non-transferable CVR per share of Generation Bio common stock. In-the-money Generation Bio options were vested immediately upon closing of the tender offer and were entitled to $4.2913 less the exercise price per Generation Bio option in cash. The merger closed on February 9, 2026, and XRA 7 Corp., a wholly-owned subsidiary of the Company, merged with and into Generation Bio. Following the merger, Generation Bio continued as the surviving entity and became a wholly-owned subsidiary of the Company.
Under the Generation Bio CVR Agreement, CVR holders are entitled to a portion of the net proceeds from the sale, transfer, license or other disposition or monetization of any or all of Generation Bio’s legacy IP rights and patents for ten years following the Generation Bio Merger Closing Date, if such transactions occur within five years following such date. CVR holders are entitled to receive 70% of these net proceeds during years one through two, 60% during years three through four, 50% during years five through six, and 30% during years seven through ten following the Generation Bio Merger Closing Date.
CVR holders are also entitled to receive a portion of the net proceeds related to the Moderna Collaboration and License Agreement (as discussed below), including 90% of the net proceeds during years one through three, 80% during years four through five, 70% during years six through seven, and 50% during years eight through ten following the Generation Bio Merger Closing Date.
Additionally, CVR holders are entitled to receipts associated with the Binney Lease (as discussed below), including the return of the Binney Lease security deposit of approximately $2.1 million, any interest accrued on the bank account associated with the Binney Lease, and a portion of the excess of any savings realized against estimates in connection with the Binney Lease payment obligations.
The Company concluded that each of these CVR elements are contingent liabilities under ASC 450 and will be recognized when probable and reasonably estimable.
Under the Generation Bio CVR Agreement, the CVR payments are adjusted for the excess and shortfall in the closing net cash, which is accounted for as a working capital adjustment to the purchase price and no contingent liability was recorded as of the acquisition date.
The total purchase consideration for Generation Bio, as of February 9, 2026, was as follows (in thousands):

Closing cash payment(1)	$29,008
CVR consideration adjustment(2)	4,583
Transaction costs	823
Total purchase consideration	$34,414
(1) The closing cash payment was based on the total of 6,753,846 shares of Generation Bio common stock at a price of $4.2913 per share, and the cash payment of $25,000 for 39,860 shares of Generation Bio’s in-the-money options.
(2) The probable amount of the additional closing net cash contingent consideration was estimated at $2.5 million and the probable amount of CVR liability related to the Binney Lease security deposit was estimated at $2.1 million.

In August 2018, Generation Bio entered into the Binney Lease for office and laboratory space located in Cambridge, Massachusetts, which was historically classified as an operating lease. The Binney Lease commenced in August 2018, with base rental payments beginning in April 2019 and ending in April 2029. On February 9, 2026, prior to the closing of the merger, the Binney Lease was terminated for a termination fee of $22.4 million.
In March 2023, Generation Bio entered into the Moderna Collaboration and License Agreement, pursuant to which Generation Bio collaborated with Moderna on developing treatments for certain diseases by targeting delivery of nucleic acids to liver cells and certain cells outside of the liver. In April 2023, Moderna made an upfront payment to

Generation Bio of $40.0 million, and prepaid research funding of $7.5 million. In addition, Generation Bio was eligible to receive up to $1.8 billion in milestone payments upon the achievement of specified development, regulatory, commercial, and sales milestone events, research term extension fees and exclusivity extension fees. Subject to reductions in specified circumstances, Generation Bio would also be entitled to receive tiered royalties ranging from mid-single-digits to low-double-digits. As part of the Generation Bio acquisition, the Company also acquired the Moderna Collaboration and License Agreement.
The Generation Bio acquisition was accounted for as an asset acquisition under ASC 805 because the assets acquired did not meet the definition of a “business” under ASC 805. As such, the Company recognized the assets acquired and liabilities assumed based on the total purchase consideration on a relative fair value basis. The acquired assets primarily included cash and cash equivalents, restricted cash, receivables, prepaid expenses, and IP assets. The value of the acquired IP assets was reduced to zero because the fair value of the net assets acquired exceeded the initial consideration.
The following table shows the allocation of the purchase consideration based on the relative fair value of assets acquired and liabilities assumed by the Company as of February 9, 2026 (in thousands):

Cash and cash equivalents	$35,712
Trade and other receivables, net	24
Prepaid expenses and other current assets	122
Short-term restricted cash	2,181
Long-term restricted cash	360
Accounts payable	(165)
Accrued and other current liabilities	(275)
Net assets acquired	$37,959
Reconciliation of net assets acquired to total purchase consideration:
Net assets acquired	$37,959
Less: Gain on the acquisition of Generation Bio	(3,545)
Total purchase consideration	$34,414
LAVA Acquisition
In November 2025, the Company completed the acquisition of LAVA for (i) $1.04 in cash per LAVA ordinary share and (ii) one non-transferable CVR per share. In-the-money LAVA options vested immediately upon closing of the initial tender offer and were entitled to (i) $1.04 less the exercise price per LAVA option in cash and (ii) one non-transferable CVR per option. Total purchase consideration was approximately $39.0 million as of the acquisition date.
Under the LAVA CVR Agreement, CVR holders are entitled to 75% of the net proceeds from ongoing and future collaborations related to the partnered programs with J&J and Pfizer over a 10-year period. In April 2026, the Company received program discontinuation notices from both J&J and Pfizer related to the partnered programs and the Company recognized $0.9 million of impairment charges in its condensed consolidated statement of operations. As of June 30, 2026, the Company does not expect to receive any milestone or royalty payments under these partnered programs, and no contingent consideration was considered probable.
Under the LAVA CVR Agreement, CVR holders are also entitled to 75% of the net proceeds from the sale, transfer, license, assignment, or other divestiture of LAVA-1266. During the second quarter of 2026, LAVA-1266 was licensed to an undisclosed licensee. As of June 30, 2026, the Company does not expect to receive any milestone or royalty payments for the licensed LAVA-1266 and no contingent consideration was considered probable.
Additionally, CVR holders were entitled to 100% of the amount by which LAVA’s closing net cash exceeded the amount of closing net cash as determined by the LAVA Purchase Agreement, minus any permitted deductions. In March 2026, the Company distributed $2.1 million to the LAVA CVR holders representing the excess net cash received in the transaction. CVR holders are also entitled to 100% of the tax reserve in the amount of $6.3 million, plus $0.4 million in receipts after the excess net cash distribution, minus any permitted tax reserve matter expenses. As of June 30, 2026, the total LAVA CVR payment liability was estimated at $6.7 million.

Refer to Note 6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for additional information related to this acquisition.
HilleVax Acquisition
In September 2025, the Company completed the acquisition of HilleVax through a tender offer for (i) $1.95 in cash per share of HilleVax common stock and per RSU, plus (ii) one non-transferable CVR per share of HilleVax common stock and per RSU, resulting in total purchase consideration of approximately $105.3 million as of the acquisition date.
Under the HilleVax CVR Agreement, CVR holders are entitled to 90% of the net proceeds from the subsequent licensing or other disposition of HIL-216, if sold within two years of the merger and 100% of the unused funds in the related expense fund at the end of the two-year period. As of June 30, 2026, the Company has not yet sold or licensed HIL-216 and no contingent consideration under ASC 450 was considered probable.
As part of the HilleVax acquisition, the Company acquired the Boston Lease that expires on December 31, 2032, the Swiss Lease that expires on September 30, 2026 and an executed sublease agreement with a sublessee for a portion of Boston Lease premises. CVR holders are entitled to 100% of security deposit receipts associated with the Boston Lease. As of June 30, 2026, the Company had $41.3 million held in restricted cash to pay the Boston Lease obligations. If the Boston Lease is terminated, assigned, or subleased within twelve months of the HilleVax Merger Closing Date, 100% of the amount received from any subtenant will be distributed to CVR holders; thereafter 90% of the applicable receipts will be distributed to CVR holders. As of June 30, 2026, the CVR liability related to the return of the security deposit and the sublease payments was $5.6 million.
Under the HilleVax CVR Agreement, the CVR payments are adjusted for the excess and shortfall in the closing net cash. In December 2025, the Company recalculated the final closing net cash of HilleVax, and recognized a reduction to the contingent value rights liabilities – long-term in its consolidated balance sheet for the cash shortfall of $0.7 million, with the corresponding income recorded in other income, net in its consolidated statement of operations.
Refer to Note 6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for additional information related to this acquisition.
Turnstone Acquisition
In August 2025, the Company completed the acquisition of Turnstone through a tender offer for (i) $0.34 in cash per share of Turnstone common stock and per RSU, plus (ii) one non-transferable CVR per share of Turnstone common stock and per RSU, resulting in total purchase consideration of approximately $9.6 million as of the acquisition date.
Under the Turnstone CVR Agreement, CVR holders are entitled to up to 100% of the net proceeds from specified legacy Turnstone assets, including tax receivables and a lease security deposit. The consideration to be transferred under the Turnstone CVR Agreement is not contingent on any future event or conditions being met and represents a return of Turnstone’s legacy assets to the CVR holders. As a result, the CVR consideration of approximately $1.1 million is accounted for as a working capital adjustment to the purchase price and there is no contingent liability recorded. The Company will recognize any subsequent adjustments to CVR payment amounts in earnings.
During the second quarter of 2026, the tax receivables were not probable to be received and the remaining related $0.9 million CVR liability was derecognized. As of June 30, 2026, the CVR liability related to the return of the security deposit was $0.3 million.
Refer to Note 6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for additional information related to this acquisition.
Kinnate Acquisition
In April 2024, the Company completed the acquisition of Kinnate through a tender offer for $2.5879 per share plus CVRs, for a total purchase consideration of $126.4 million. As part of the merger, the Company acquired an IPR&D asset related to KIN-3248 (a Phase 1 clinical trial candidate) as well as several pre-clinical assets.

Under the Kinnate CVR Agreement, Kinnate CVR holders are entitled to 100% of the net proceeds of the $30.5 million potential milestone related to the sale of exarafenib to Pierre Fabre in February 2024. The Exarafenib milestone contingent consideration is accounted for as a derivative under ASC 815. As of June 30, 2026, the fair value of the Exarafenib milestone contingent consideration was $2.5 million.
The Company accounts for potential contingent consideration related to KIN-3248, KIN-8741, KIN-7136, and KIN-2524 as period expenses when incurred. In the second quarter of 2025, the Company sold KIN-3248, KIN-8741 and KIN-7136 to third parties and Kinnate CVR holders are entitled to 85% of the net proceeds from future milestone and royalty payments associated with these sales. As of June 30, 2026, no contingent consideration associated with these sales was probable.
Pulmokine Acquisition
In November 2024, the Company acquired Pulmokine for $20.5 million to obtain an economic interest in seralutinib, a Phase 3 asset being studied in pulmonary arterial hypertension. The acquisition included an intangible asset related to seralutinib with an estimated useful life of 12 years. The Company recognized $1.1 million of amortization expense for the six months ended June 30, 2026.
In February 2026, Gossamer Bio announced topline results from the Phase 3 PROSERA clinical trial evaluating seralutinib for the treatment of pulmonary arterial hypertension. The trial did not meet its prespecified primary endpoint. During the second quarter of 2026 the Company identified certain impairment indicators including regulatory uncertainties and $22.6 million was recorded as impairment charges in the condensed consolidated statement of operations for the six months ended June 30, 2026.
Contingent consideration related to the seralutinib asset could be payable subject to certain development and commercial milestones. As of June 30, 2026, there were no contract assets or contract liabilities related to this agreement and no revenue was recognized during the six months ended June 30, 2026.

7. Fair Value Measurements
The Company records its financial assets and liabilities at fair value. The carrying amounts of certain of the Company’s financial instruments, including cash, trade and other receivables, net, and accounts payable, approximate their fair value due to their short maturities. Fair value is defined as the exchange price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance for fair value establishes a framework for measuring fair value and a fair value hierarchy that prioritizes the inputs used in valuation techniques. The accounting standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
Level 1 – Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs, either directly or indirectly, other than quoted prices in active markets for identical assets or liabilities, such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities; therefore, requiring an entity to develop its own valuation techniques and assumptions.
An entity may choose to measure many financial instruments and certain other items at fair value at specified election dates. The Company’s Exarafenib milestone asset (Note 6) was carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above. Any subsequent changes in the estimated fair value of the Exarafenib milestone asset are recorded in the condensed consolidated statements of operations.

The following tables set forth the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis as follows (in thousands):

	Fair Value Measurements as of June 30, 2026 using:
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash equivalents:
Money market funds	$38	$—	$—	$38
U.S. treasury bills	—	—	—	—
Total cash equivalents	38	—	—	38
Exarafenib milestone asset (Note 6)	—	—	2,500	2,500
Investment in equity securities	842	—	—	842
Castle Creek PRV Interest (Note 4)	—	—	—	—
Castle Creek warrants (Note 4)	—	—	617	617
Total financial assets	$880	$—	$3,117	$3,997
Liabilities:
Exarafenib milestone contingent consideration (Note 6)	$—	$—	$2,500	$2,500
Total financial liabilities	$—	$—	$2,500	$2,500
Exarafenib Milestone Asset and Exarafenib Milestone Contingent Consideration
The Exarafenib milestone asset and Exarafenib milestone contingent consideration represent the Company’s potential receipt of a future milestone payment and a future consideration payable to Kinnate CVR holders that are contingent upon the achievement of a certain specified milestone related to the Exarafenib sale. As of June 30, 2026, the estimated fair value of each of the Exarafenib milestone asset and Exarafenib milestone contingent consideration was $2.5 million. The fair value measurement was based on a probability-weighted discounted cash flow model using significant Level 3 inputs, such as anticipated timelines and the probability of achieving the development milestone. Both the Exarafenib milestone asset and Exarafenib milestone contingent consideration are remeasured at fair value at each reporting period with changes in fair value recorded in the other income, net line item of the condensed consolidated statement of operations until settlement.
During the six months ended June 30, 2026, the estimated fair value of both the Exarafenib milestone asset and Exarafenib milestone contingent consideration decreased by $1.1 million. The decrease in estimated fair value had an offsetting net impact of zero on the condensed consolidated statement of operations for the six months ended June 30, 2026.
Castle Creek PRV Interest and Warrants
The Castle Creek PRV Interest and warrants represent the Company's right to receive 6.7% of the proceeds from a potential Priority Review Voucher sale and warrants to purchase Castle Creek's Series D-1 Preferred Stock, acquired as part of the Castle Creek royalty financing transaction on February 24, 2025. As of June 30, 2026, the estimated fair value of the Castle Creek PRV Interest was nominal, and the estimated fair value of the Castle Creek warrants was $0.6 million. The fair value measurement for the Castle Creek PRV Interest was based on a probability-weighted discounted cash flow model, while the warrants were valued using a Black-Scholes option pricing model. Both valuations used significant Level 3 inputs, including expected timing of FDA approval, probability of PRV issuance and sale, expected volatility, risk-free interest rates, and discount rates reflecting the risk associated with Castle Creek's development program. Both the Castle Creek PRV Interest and warrants are remeasured at fair value at each reporting period with changes in fair value recorded in the change in fair value of embedded derivative related to RPA and other income, net line items of the condensed consolidated statement of operations.

Investment in Equity Securities
The equity securities consisted of investments in publicly traded companies’ common stock that are classified as current assets on the condensed consolidated balance sheet as of June 30, 2026. The equity securities are revalued each reporting period with changes in fair value recorded in the other income, net line item of the condensed consolidated statements of operations. The inputs that were used to calculate the fair value of the equity securities were observable prices in active markets and therefore were classified as a Level 1 fair value measurement.
8. Lease Agreements
XOMA Royalty Office Lease
The Company leases a facility in Emeryville, California under an operating lease, which commenced on November 10, 2023 and has a term of 65 months. The Company recognized an operating lease right-of-use assets of $0.4 million and operating lease liabilities of $0.4 million on November 10, 2023, the commencement date of the lease.
Leases Assumed in Acquisitions
Kinnate Lease and Sublease
As part of the Kinnate acquisition, the Company acquired a lease agreement that was assigned to an assignee and expired on June 30, 2026. The lease terminated effective June 30, 2026. In accordance with ASC 842, the Company accounted for the lease as if it had commenced on the acquisition date. The Company recognized operating lease liabilities of $0.8 million as of April 3, 2024. No operating lease right-of-use assets were recorded due to the allocation of the excess of fair value of net assets acquired to certain qualifying assets under ASC 805.
For the six months ended June 30, 2026, the Company recognized sublease income of $0.2 million in the other income (expense), net line item in the condensed consolidated statement of operations.
Turnstone Lease and Sublease
As part of the Turnstone acquisition, the Company acquired an immaterial short-term lease agreement and a related sublease agreement that expired in February 2026.
HilleVax – Boston Lease
As part of the HilleVax acquisition, the Company acquired the Boston Lease that expires on December 31, 2032. In accordance with ASC 842, the Company accounted for the lease as if it had commenced on the acquisition date. The Company recognized operating lease liabilities of $22.4 million as of September 17, 2025. No operating lease right-of-use assets were recorded due to the allocation of the excess of fair value of net assets acquired to certain qualifying assets under ASC 805. The lease includes a single option to extend the term for an additional five years following the initial 10-year term, which the Company is not reasonably certain to exercise.
HilleVax – Boston Sublease
As part of the HilleVax acquisition, the Company acquired an executed sublease agreement with a sublessee for a portion of the Boston Lease premises. The sublease commenced on November 1, 2025, and will expire three years and two months following the commencement date. The Company recognized $0.7 million of sublease income for the six months ended June 30, 2026.
HilleVax - Swiss Lease
As part of the HilleVax acquisition, the Company acquired the Swiss Lease that expires on September 30, 2026. In accordance with ASC 842, the Company accounted for the lease as if it had commenced on the acquisition date. The Company recognized operating lease liabilities of $0.1 million as of September 17, 2025. No operating lease right-of-use assets were recorded due to the allocation of the excess of fair value of net assets acquired to certain qualifying assets under ASC 805. The Swiss Lease was terminated in March 2026 and the Company derecognized nominal lease liabilities.

The following table summarizes the maturity of the Company’s operating lease liabilities as of June 30, 2026 (in thousands):

Year	Rent Payments
2026 (excluding the six months ended June 30, 2026)	$1,915
2027	3,951
2028	4,076
2029	4,126
2030	4,211
Thereafter	8,797
Total undiscounted lease payments	$27,076
Present value adjustment	(5,838)
Total net lease liability for operating leases	$21,238
As of June 30, 2026, the total net lease liability was $21.2 million. As of June 30, 2026, undiscounted lease payments of $26.8 million were reserved as part of the restricted cash held for Boston Lease payments.
As of June 30, 2026, the Company’s current and non-current operating lease liabilities were $2.4 million and $18.9 million, respectively.
The following table summarizes the cost components of the Company’s operating leases included in G&A in the condensed consolidated statement of operations for the six months ended June 30, 2026 (in thousands):

Six Months Ended
June 30, 2026
Lease costs:
Operating lease cost	$977
Variable lease cost (1)	175
Total lease costs	$1,152
(1) Under the terms of the lease agreements, the Company is also responsible for certain variable lease payments that are not included in the measurement of the lease liability. Variable lease payments include non-lease components such as common area maintenance fees.
The following table presents supplemental disclosure for the condensed consolidated statements of cash flows related to operating leases (in thousands):

Six Months Ended
June 30, 2026
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows under operating leases	$1,937
The assumptions used in calculating the present value of the lease payments for the Company’s operating leases as of June 30, 2026 were as follows:

June 30, 2026
Weighted-average remaining lease term	6.46 years
Weighted-average discount rate	7.72%

9. Long-Term Debt
Blue Owl Loan Agreement
On December 15, 2023, XOMA transferred to XRL, a newly formed wholly-owned subsidiary, all its rights, title, and interest in the commercial payments from Roche’s VABYSMO under the Affitech CPPA and related assets (the “Commercial Payments”).
Simultaneously, XRL entered into the Blue Owl Loan Agreement with Blue Owl and lenders, pursuant to which XRL was extended certain senior secured credit facilities in an aggregate principal amount of up to $140.0 million. The principal and interest of the loan are to be paid from the Commercial Payments. XRL is obligated to make semi-annual interest payments, starting in March 2024, at a fixed rate of 9.875% per annum until the commercial payment-backed loan is repaid, at which time the Commercial Payments will revert back to XOMA. On each interest payment date, any shortfall in interest payment will be paid from the interest reserve, any uncured shortfall in interest payment that exceeds the interest reserve will increase the outstanding principal amount of the loan, and any Commercial Payment in excess of accrued interest on the loan will be used to repay the principal of the loan until the balance is fully repaid.
The loan matures on December 15, 2038, provided that XRL may repay it in full at any time prior to December 15, 2038, subject to the terms of the Blue Owl Loan Agreement. The Blue Owl Loan included (i) an initial term loan in an aggregate principal amount equal to $130.0 million and (ii) a delayed draw term loan in an aggregate principal amount of $10.0 million to be funded at the option of XRL upon receipt by the lenders of payments of principal and interest from the proceeds of Commercial Payments in excess of an agreed upon amount on or prior to March 15, 2026. Effective March 2026, the delayed draw term loan was terminated.
The payment obligations under the Blue Owl Loan Agreement are limited to XRL and Blue Owl has no recourse under the Blue Owl Loan Agreement against XOMA or any assets other than the VABYSMO-related assets, rights transferred to XRL, and XOMA’s equity interest in XRL. In connection with the Blue Owl Loan Agreement, (i) XRL granted Blue Owl a first-priority perfected lien on, and security interest in, (a) the Commercial Payments and the proceeds thereof, in each case under the Affitech CPPA and (b) all other assets of XRL and (ii) XOMA granted Blue Owl a first-priority perfected lien on, and security interest in, 100% of the equity of XRL. The Blue Owl Loan Agreement contains other customary terms and conditions, including representations and warranties, as well as indemnification obligations in favor of Blue Owl.
On December 15, 2023, the Company borrowed the initial term loan of $130.0 million and received $119.6 million, net of $4.1 million in fees and lender expenses and $6.3 million that was deposited into reserve accounts to pay interest, administrative fees and XRL’s operating expenses. The Company also incurred $0.6 million of direct issuance costs related to the Blue Owl Loan Agreement.
In connection with the Blue Owl Loan Agreement, XOMA issued to Blue Owl and certain funds affiliated with Blue Owl warrants to purchase: (i) up to 40,000 shares of XOMA’s common stock at an exercise price of $35.00 per share; (ii) up to 40,000 shares of XOMA’s common stock at an exercise price of $42.50 per share; and (iii) up to 40,000 shares of XOMA’s common stock at an exercise price of $50.00 per share (collectively, the “Blue Owl Warrants”). The fair value of the Blue Owl Warrants was determined using the Black-Scholes Model and was estimated to be $1.5 million. As of June 30, 2026, all Blue Owl Warrants were outstanding.
The initial term loan of $130.0 million is carried at amortized cost. Amortization of the initial term loan is applied under the expected-effective-yield approach using the retrospective interest method. As of December 15, 2023, the EIR was determined to be 11.01%. The Company recorded a debt discount of $5.3 million, which included $3.8 million in allocated fees and lender expenses and $1.5 million for the fair value of the Blue Owl Warrants. The Company also recorded $0.6 million in direct debt issuance costs allocated to the initial term loan. The Company will accrete both the debt discount of $5.3 million and $0.6 million of direct debt issuance costs over the expected term of the initial term loan.
As of the closing date of December 15, 2023, the Company recorded the $0.3 million allocated costs for the delayed draw term loan commitment as a non-current asset in other assets - long term in the consolidated balance sheet. As of June 30, 2026, no amount had been drawn from the delayed draw term loan, and the delayed draw commitment was terminated. Due to the termination, the related $0.3 million of allocated costs were immediately expensed during the six months ended June 30, 2026.
The carrying value of the short and long-term portion of the initial term loan was $103.1 million as of June 30, 2026.
In March 2026, XRL made a semi-annual payment of $11.9 million, which included a principal repayment of $6.4 million and an interest payment of $5.5 million. The carrying value of the short-term and long-term portion of the initial term loan was $103.1 million as of June 30, 2026. As of June 30, 2026, the EIR was determined to be 10.89%. The Company recorded $6.2 million in interest expense during the six months ended June 30, 2026. As of June 30, 2026, the Company had an unaccreted debt discount of $2.7 million and unaccreted direct issuance costs of $0.3 million to be accreted over the expected remaining term of the initial term loan.
The following table summarizes the impact of the initial term loan on the Company’s condensed consolidated balance sheet as of June 30, 2026 (in thousands):

June 30, 2026
Gross principal	$130,000
Principal repayments	(23,893)
Debt discount and debt issuance costs	(3,024)
Total carrying value net of principal repayments, debt discount, and debt issuance costs	103,083
Less: current portion of long-term debt	(14,068)
Long-term debt	$89,015
Long-term debt on the Company’s condensed consolidated balance sheet as of June 30, 2026 included only the carrying value of the Blue Owl Loan. Fair value of long-term debt was $105.7 million as of June 30, 2026 and was categorized as Level 3 on the fair value hierarchy.
Aggregate projected future principal payments of the initial term loan as of June 30, 2026, are as follows (in thousands):

Year Ending December 31,	Payments
2026 (excluding the six months ended June 30, 2026)	$7,115
2027	16,631
2028	20,207
2029	24,278
2030	28,906
Thereafter	8,970
Total payments	$106,107

Accretion of debt discounts and issuance costs are included in interest expense. Interest expense in the condensed consolidated statement of operations for the six months ended June 30, 2026 relates to the initial term loan (in thousands):

Six Months Ended
June 30, 2026
Accrued interest expense	$5,397
Accretion of debt discount and debt issuance costs	577
Delayed draw term loan termination expense	250
Total interest expense	$6,224

10. Common Stock Warrants
As of June 30, 2026, the following common stock warrants were outstanding:

			Exercise Price
Issuance Date	Expiration Date	Balance Sheet Classification	per Share	June 30, 2026
May 2018	May 2028	Stockholders’ equity	$23.69	—
March 2019	March 2029	Stockholders’ equity	$14.71	—
December 2023	December 2033	Stockholders’ equity	$35.00	40,000
December 2023	December 2033	Stockholders’ equity	$42.50	40,000
December 2023	December 2033	Stockholders’ equity	$50.00	40,000
Total				120,000

During the six months ended June 30, 2026, 11,177 warrants issued in May 2018 and March 2019 were net share exercised for 5,877 shares of common stock. The remaining 120,000 common stock warrants outstanding as of June 30, 2026 were settled and canceled upon the completion of Ligand's acquisition of the Company on July 14, 2026. Refer to Note 15 for additional information on the acquisition.
11. Commitments and Contingencies
Collaborative Agreements, Royalties, and Milestone Payments
The Company has committed to make potential future milestone payments and legal fees to third parties as part of licensing and development programs. Payments under these agreements become due and payable only upon the achievement of certain developmental, regulatory, and commercial milestones by the Company’s licensees. Because it is uncertain if and when these milestones will be achieved, such contingencies, aggregating up to $12.1 million (assuming one product per contract meets all milestone events), including the $10.0 million BioInvent contingent consideration, have not been recorded on the accompanying condensed consolidated balance sheets. The Company is unable to determine precisely when and if payment obligations under the agreements will become due as these obligations are based on milestone events, the achievement of which is subject to a significant number of risks and uncertainties. None of these milestones were assessed to be probable as of June 30, 2026.
Contingent Consideration
The Company has committed to pay contingent consideration pursuant to its transactions with Generation Bio, LAVA, HilleVax, Pulmokine, Kinnate, Kuros, and Daré (see Notes 4 and 6 for additional information).
The Company may pay $30.5 million upon the achievement of a certain specified milestone related to exarafenib payable to Kinnate CVR holders under the Kinnate CVR Agreement. The Exarafenib milestone contingent consideration is measured at fair value at each reporting period with changes in fair value recorded in other income, net.
As of June 30, 2026, none of the contingent consideration related to Pulmokine, Kuros, Daré, HilleVax’s HIL-216, LAVA’s existing partnerships or dispositions, or Generation Bio’s legacy assets or Moderna Collaboration and License Agreement were assessed to be probable and as such, no liability was recorded on the condensed consolidated balance sheet. The liability will be recorded when the amounts by product are probable and reasonably estimable.

The following table summarizes the contingent consideration recorded as of June 30, 2026 (in thousands):

	CVR Liabilities -	CVR Liabilities -
Contingent Consideration	Current Portion	Long-Term	Total
HilleVax sublease	$1,827	$4,171	$5,998
LAVA tax reserve	—	6,333	6,333
LAVA additional closing net cash	—	411	411
Turnstone lease security deposit	260	—	260
Generation Bio additional closing net cash	2,532	—	2,532
Generation Bio lease security deposit	2,051	—	2,051
Total	$6,670	$10,915	$17,585
Litigation
In August 2025, the Company filed a complaint against Janssen in the United States District Court for the Eastern District of Pennsylvania. The complaint alleges breach of contract and unjust enrichment, and seeks damages and declaratory relief against Janssen regarding Janssen’s alleged failure to obtain a license from the Company in connection with Janssen’s commercialization of TREMFYA. In December 2025, the court denied Janssen’s motion to dismiss the complaint.

12. Stock-Based Compensation and Other Benefit Plans
The Company may grant qualified and non-qualified stock options, common stock, PSUs, RSUs, and other stock-based awards under various plans to directors, officers, employees, and other individuals. Stock options are granted at exercise prices of not less than the fair market value of the Company’s common stock on the date of grant. Additionally, the Company has an ESPP that allows employees to purchase Company shares at a purchase price equal to 85% of the lower of the fair market value of the Company’s common stock on the first trading day of the purchase period or on the last day of the purchase period. The ESPP includes a rollover mechanism for the purchase price if the fair market value of the Company’s common stock on the purchase date is less than the fair market value of the Company’s common stock on the first trading day of the purchase period. In December 2025, the Board approved the 2026 ESPP, which is intended to replace the Company’s legacy 2015 ESPP, with substantially the same terms. The 2026 ESPP was approved at the annual meeting of stockholders held in May 2026.
Stock Options and Other Stock Awards Plans
2010 Plan Stock Options
Stock options issued under the 2010 Plan generally vest monthly over three years for employees and one year for directors.
Cash-Out Agreement
In October 2025, the Company entered into the Cash-Out Agreement to provide cash settlement for vested stock options expiring in December 2026 and February 2027 held by Thomas Burns, the Company’s then Chief Financial Officer. The Cash-Out Agreement was treated as a modification of the respective stock options under ASC 718, which changed the awards’ classification from equity to liability. On the modification date, the Company recorded a share-based liability based on the options’ then-current fair value, and recognized an incremental compensation cost of $3.5 million for the difference between the fair value of the liability awards on the modification date and the original grant-date fair value. The share-based liability was remeasured at fair value in each reporting period until settlement.
In January 2026, the Company announced the resignation of its then Chief Financial Officer, Mr. Burns, and the appointment of Mr. Jeffrey Trigilio as its new Chief Financial Officer. In conjunction with this transition, the Cash-Out Agreement was terminated as of Mr. Burns’ separation date. Mr. Burns’ vested stock options remain outstanding in accordance with their original terms. Upon Mr. Burns’ termination on January 15, 2026, the awards no longer met the criteria for liability classification and were reclassified from a share-based liability to equity. On the termination date, the Company remeasured the existing share-based liability to its fair value and reclassified the full liability balance of $3.5 million to additional paid-in-capital. Previously recognized compensation cost was not affected. After this date, the awards remain equity-classified and will no longer be remeasured. As of June 30, 2026 the Company did not have any share-based liabilities.
The activity for all stock options for the six months ended June 30, 2026 was as follows:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Contractual	Intrinsic
	Number of	Price	Remaining Term	Value
	Shares	Per Share	(in years)	(in thousands)
Outstanding as of January 1, 2026	2,153,457	$21.42	5.23	$14,520
Granted	—	—
Exercised	(777,017)	19.29
Forfeited, expired or cancelled	—	—
Outstanding as of June 30, 2026	1,376,440	$22.63	5.58	$27,351
Exercisable as of June 30, 2026	1,293,732	$22.57	5.52	$25,788
Vested and expected to vest as of June 30, 2026	1,376,440	$22.63	5.58	$27,351
The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2026 was $16.2 million. The intrinsic value is the difference between the fair value of the Company’s common stock at the time of exercise and the exercise price of the stock option.
The Company recorded $1.0 million in stock-based compensation expense related to equity-classified stock options during the six months ended June 30, 2026. As of June 30, 2026, $1.0 million of total unrecognized compensation expense related to stock options was expected to be recognized over a weighted-average period of 0.53 years.
Performance Stock Unit Awards
PSUs are subject to market-based vesting conditions and the number of PSUs vested will be based on the stock price of the Company’s common stock as compared to four stock price hurdles over a three-year period from the grant date (the “performance period”). A stock price hurdle is considered attained when, at any time during the performance period, the Company’s volume-weighted-average stock price equals or exceeds the hurdle stock price value for 30 consecutive calendar days. Upon attainment of a stock price hurdle, one-third of the earned PSUs will vest immediately upon achievement, one-third will vest upon the two-year anniversary of the grant date and one-third will vest on the three-year anniversary of the grant date. If no stock price hurdle is attained during the performance period, then no PSUs will vest.
Fair Value Assumptions of Performance Stock Unit Awards
The fair value of the PSUs granted was estimated based on a Monte Carlo valuation model which incorporates into the valuation the possibility that the stock price hurdles may not be satisfied.

The grant date fair values of the PSUs granted in the six months ended June 30, 2026 were estimated as follows:

			Derived
Hurdle Price	Number of	Fair Value	Service Period
Per Share	PSUs	Per Share	(in years)
$30.00	6,000	$16.53	0.12
$33.00	118,357	$22.99-38.90	0.08-0.42
$35.00	6,000	$10.36	0.19
$38.00	118,358	$21.10-37.82	0.08-0.69
$40.00	9,000	$6.22	0.23
$43.00	118,360	$19.37-35.81	0.21-0.92
$45.00	9,000	$3.63	0.25
$48.00	118,363	$17.76-33.77	0.41-1.11
	503,438

The Company estimates that it will recognize total stock-based compensation expense for the PSUs granted using the graded expense attribution method over the requisite service period of each tranche. If the stock price hurdles are met sooner than the requisite service period, the stock-based compensation expense for the respective stock price hurdle will be accelerated. Stock-based compensation expense will be recognized over the requisite service period if the grantees continue to provide service to the Company regardless of whether the PSU stock price hurdles are achieved.
The activity for all PSUs for the six months ended June 30, 2026 was as follows:

		Weighted
		Average
		Grant Date
	Number of	Fair Value
	Unvested PSUs	Per Share
Unvested balance as of January 1, 2026	379,907	$15.69
Granted	503,438	20.49
Vested	(101,065)	18.72
Forfeited	—	—
Unvested balance as of June 30, 2026	782,280	$18.39
Vested and expected to vest as of June 30, 2026	236,719	$19.5

The Company recorded $7.4 million in stock-based compensation expense related to the PSUs during the six months ended June 30, 2026. As of June 30, 2026, there was $3.7 million in unrecognized stock-based compensation expense related to outstanding PSUs granted to employees with a weighted-average remaining recognition period of 1.70 years.
Restricted Stock Unit Awards
RSUs are equity awards that entitle the holder to receive freely tradeable shares of the Company’s common stock upon vesting. The fair value of RSUs is equal to the closing price of the Company’s common stock on the grant date. RSUs granted to employees have a service condition and generally vest over a period of four years.

The activity for all RSUs for the six months ended June 30, 2026 was as follows:

		Weighted
		Average
		Grant Date
	Number of	Fair Value
	Unvested RSUs	Per Share
Unvested balance as of January 1, 2026	29,855	$25.12
Granted	359,930	28.02
Vested	—	—
Forfeited	—	—
Unvested balance as of June 30, 2026	389,785	$27.79
Vested and expected to vest as of June 30, 2026	358,136	$27.95

The Company recorded $1.1 million in stock-based compensation expense related to the RSUs during the six months ended June 30, 2026. As of June 30, 2026, there was $9.3 million unrecognized stock-based compensation expense related to the outstanding RSUs granted with a weighted-average remaining recognition period of 3.59 years.
Stock-based Compensation Expense
All stock-based compensation expense is recorded in G&A expenses. The following table shows total stock-based compensation expense for stock options, PSUs, RSUs, and ESPP in the condensed consolidated statement of operations (in thousands):

Six Months Ended
June 30, 2026
Equity-classified awards	$9,476
Liability-classified awards	312
Total stock-based compensation expense	$9,788

13. Capital Stock
Series X Convertible Preferred Stock
During the six months ended June 30, 2026, 5,003 shares of Series X Convertible Preferred Stock were converted to 5,003,000 shares of common stock. As of June 30, 2026 there were no shares of Series X Convertible Preferred Stock outstanding.
Dividends
During the six months ended June 30, 2026, the Board declared cash dividends on the Company’s Series A Preferred Stock and Series B Depositary shares as follows:

	Series A Preferred Stock	Series B Depositary Share
	Cash Dividend Declared	Cash Dividend Declared
Dividend Declaration Date	($ per share)	($ per share)	Dividend Payment Date
October 14, 2025	$0.53906	$0.52344	January 15, 2026
February 26, 2026	$0.53906	$0.52344	April 15, 2026
June 12, 2026	$0.53906	$0.52344	July 10, 2026

BVF Ownership
As of June 30, 2026, BVF owned approximately 42.8% of the Company’s total outstanding shares of common stock. The Company’s Series A Preferred Stock becomes convertible upon the occurrence of specific events and as of June 30, 2026, the contingency was not met, therefore the Series A Preferred Stock owned by BVF is not included in the as-converted ownership calculation. Due to its significant equity ownership, BVF is considered a related party of the Company.
2025 Common Stock ATM Agreement
On October 3, 2025, the Company entered into the 2025 Common Stock ATM Agreement with Leerink, under which the Company may offer and sell from time to time at its sole discretion shares of its common stock through Leerink as its sales agent, in an aggregate amount not to exceed $75.0 million. The 2025 Common Stock ATM Agreement replaced the 2018 Common Stock ATM Agreement that was terminated in September 2025. Leerink may sell the shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act and will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the shares up to the amount specified. The Company will pay Leerink a commission of up to 3% of the gross proceeds of any shares of common stock sold under the 2025 Common Stock ATM Agreement. During the six months ended June 30, 2026, the Company did not sell any shares of its common stock under the 2025 Common Stock ATM Agreement.
2025 Series B Preferred Stock ATM Agreement
On October 3, 2025, the Company entered into the 2025 Series B Preferred Stock ATM Agreement with HCW, under which the Company may offer and sell from time to time at its sole discretion depositary shares, each representing 1/1000th of a share of the Company’s Series B Preferred Stock, through HCW as its sales agent, in an aggregate amount not to exceed $50.0 million. The 2025 Series B Preferred Stock ATM Agreement replaced the 2021 Series B Preferred Stock ATM Agreement that was terminated in September 2025. HCW may sell the depositary shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act and will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the depositary shares up to the amount specified. The Company will pay HCW a commission of up to 3% of the gross proceeds of any depositary shares sold under the 2025 Series B Preferred Stock ATM Agreement. During the six months ended June 30, 2026, the Company did not sell any shares of its Series B Preferred Stock under the 2025 Series B Preferred Stock ATM Agreement.
Stock Repurchase Program
On January 2, 2024, the Board authorized the Company’s stock repurchase program, which permits the Company to purchase up to $50.0 million of its common stock through January 2027. Under the program, the Company has discretion in determining the conditions under which shares may be purchased from time to time, including through transactions in the open market, in privately negotiated transactions, under plans compliant with Rule 10b5-1 under the Exchange Act, or by other means in accordance with applicable laws. The manner, number, price, structure, and timing of the repurchases, if any, will be determined at the Company’s sole discretion and repurchases, if any, depend on a variety of factors, including legal requirements, price and economic and market conditions, royalty and milestone acquisition opportunities, and other factors. The repurchase authorization does not obligate the Company to acquire any particular amount of its common stock. The Board may suspend, modify, or terminate the stock repurchase program at any time without prior notice.
During the six months ended June 30, 2026, the Company purchased a total of 10,902 shares of its common stock for $0.3 million. Pursuant to Section 4501 of the Internal Revenue Code, a 1% excise tax is imposed on the aggregate fair market value of stock repurchases during the taxable year, provided the total value of repurchases exceeds a $1.0 million de minimis threshold. As cumulative repurchases did not exceed this threshold during the six months ended June 30, 2026, the Company recorded no excise tax liability as of June 30, 2026. From the inception of the stock repurchase program through June 30, 2026, the Company purchased a total of 659,610 shares of its common stock pursuant to the stock repurchase program for $16.3 million.

14. Income Taxes
The Company recorded an immaterial income tax expense for the six months ended June 30, 2026, primarily related to Swiss income taxes of HilleVax. As of June 30, 2026, the Company maintained a full valuation allowance against its remaining net deferred tax assets.
On July 4, 2025, H.R. 1, Public Law 119-21, was enacted in the U.S., introducing significant changes to U.S. income tax law, including provisions affecting the deductibility and capitalization of research and development expenditures, business interest deductions, and the international tax framework. The enactment of this legislation did not have a material impact on the Company’s condensed consolidated financial statements for the six months ended June 30, 2026.
The Company had a total of $5.9 million of gross unrecognized tax benefits as of June 30, 2026, none of which would affect the effective tax rate upon realization, as it had a full valuation allowance against its net deferred tax assets. The reversal of related deferred tax assets will be offset by a valuation allowance, should any of these uncertain tax positions be favorably settled in the future.
The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of June 30, 2026, the Company had not accrued interest or penalties related to uncertain tax positions.
15. Subsequent Events
The Company evaluated subsequent events through September 2, 2026, representing the date the condensed consolidated financial statements were available to be issued.
Ligand Acquisition
Ligand Merger Agreement
On July 14, 2026, Ligand completed its previously announced merger pursuant to the terms of that certain Agreement and Plan of Merger, dated April 27, 2026, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated May 16, 2026 (as amended, the “Xoma Merger Agreement”), by and among Ligand, XOMA Royalty Corporation, a Nevada corporation (“XOMA Royalty”), Flex Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Ligand (“Merger Sub”), and XOMA Royalty Holdings Corporation, a Nevada corporation (“HoldCo”). Pursuant to the Xoma Merger Agreement, XOMA Royalty effected the Holding Company Reorganization (as defined in the Xoma Merger Agreement), and Merger Sub merged with and into HoldCo (the “Xoma Merger”), with HoldCo surviving the Xoma Merger as a wholly owned subsidiary of Ligand (the “XOMA Acquisition”). Under the terms of the Xoma Merger Agreement, each outstanding share of XOMA Royalty common stock was converted into the right to receive (i) $39.00 in cash and (ii) one contingent value right (“CVR”) representing the holder’s right to receive potential future payments derived from the CVR Trust’s (as defined in the Xoma Merger Agreement) interest in XOMA Royalty LLC in connection with the Holding Company Reorganization (as defined in the Xoma Merger Agreement).
Reorganization and CVR Spin
On July 14, the Company effected a holding company reorganization (the “Holding Company Reorganization”) pursuant to NRS Chapter 92A, whereby (i) XRH Merger Sub, Corp., a Nevada corporation and a direct, wholly owned subsidiary of HoldCo, merged with and into the Company, with the Company surviving as a direct, wholly owned subsidiary of HoldCo and HoldCo becoming a holding company of the Company, (ii) each Share issued and outstanding immediately prior to the effectiveness of the Holding Company Reorganization was automatically converted into one share of common stock of HoldCo, having the same rights, powers and preferences as such Share, and (iii) each Company equity-based award outstanding immediately prior to the effectiveness of the Holding Company Reorganization was automatically converted into a corresponding award with respect to shares of HoldCo common stock on the same terms and conditions.

Following the completion of the Holding Company Reorganization, the following transactions were effected in the order set forth below (collectively, the “CVR Spin”):
(i) following the effective time of the Holding Company Reorganization, immediately prior to the Effective Time, HoldCo caused the Company to convert from a Nevada corporation into a Delaware limited liability company named XOMA Royalty LLC (the “RemainCo Conversion” and the Company as so converted “XOMA Royalty LLC”);
(ii) following the RemainCo Conversion, HoldCo caused the Company to transfer to HoldCo (or one or more designees of HoldCo) the HoldCo Business Assets and Business Liabilities (as each such term is defined in the Merger Agreement) (such transactions, collectively, the “Asset/Liability Transfer”);
(iii) following the Asset/Liability Transfer, HoldCo contributed 75% of the issued and outstanding limited liability company units of XOMA Royalty LLC to XOMA CVR Trust, a Delaware statutory trust (the “CVR Trust”) established pursuant to the trust agreement entered into prior to the Effective Time by and among HoldCo, the trustee thereunder (the “Trustee”), and XOMA Royalty LLC (the “CVR Trust Agreement”) (the “Trust Contribution”), to be held and administered by the Trustee in accordance with the CVR Trust Agreement for the benefit of the holders of CVRs; and
(iv) following the Trust Contribution, HoldCo paid, on a pro rata basis, to each holder of record of HoldCo common stock and HoldCo preferred stock (on an as-converted-to-common basis) as of immediately prior to the Effective Time as additional Merger Consideration, CVRs representing the right to receive contingent payments derived from the CVR Trust’s interest in XOMA Royalty LLC in accordance with the CVR Trust Agreement.
Blue Owl Loan Repayment
On July 14, 2026, in connection with the Merger, XRL 1 LLC, a wholly owned subsidiary of the Company (“XRL 1 LLC”), as borrower, terminated, and Ligand paid or caused to be paid, on behalf of the Company, all amounts necessary to pay and fully discharge the then-outstanding obligations of the Company under the Loan Agreement, dated as of December 15, 2023 (the “Loan Agreement”), by and among XRL 1 LLC, the lender parties thereto (the “Lenders”) and Blue Owl Capital Corporation, as administrative agent for the Lenders. The Company previously filed the Loan Agreement as Exhibit 10.63 to its Annual Report on Form 10-K, filed with the SEC on March 8, 2024.
Series A and Series B Redemption
Pursuant to the Merger Agreement, on July 14, 2026, each share of 8.625% Series A Cumulative Perpetual Preferred Stock, par value $0.05 per share (the “Series A Preferred Stock”), and 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share (the “Series B Preferred Stock”, together with the Series A Preferred Stock, the “Perpetual Preferred Stock”), was redeemed in accordance with the terms of the applicable certificate of designation governing such Perpetual Preferred Stock, including payment of all accrued and unpaid dividends thereon through the date of such redemption.